Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

December 31, 2021, 2020 and 2019

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2021, 2020 and 2019

Report of Independent Auditors

To the Board of Directors of Assured Guaranty Corp.

Opinion

We have audited the accompanying consolidated financial statements of Assured Guaranty Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 8, 2022

Assured Guaranty Corp.
Consolidated Balance Sheets
(dollars in thousands except share data)

	As of December 31,
	2021	2020
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value, net of allowance for credit loss of $24,081 and $17,707 (amortized cost of $2,254,766 and $2,172,529)	$2,397,328	$2,368,822
Short-term investments, at fair value	231,374	65,609
Equity method investments	225,038	414,292
Other invested assets (includes $1,166 and $1,409, at fair value)	1,166	1,415
Total investments	2,854,906	2,850,138
Cash	55,603	56,103
Loan receivable from parent	87,500	87,500
Premiums receivable, net of commissions payable	302,427	269,756
Ceded unearned premium reserve	193,144	200,219
Reinsurance recoverable on unpaid losses	150,424	165,318
Salvage and subrogation recoverable	367,709	420,894
Financial guaranty variable interest entities’ assets, at fair value	30,586	38,811
Other assets (includes $42,156 and $46,994, at fair value)	181,697	154,261
Total assets	$4,223,996	$4,243,000

Liabilities
Unearned premium reserve	$795,436	$796,939
Loss and loss adjustment expense reserve	464,021	528,006
Reinsurance balances payable, net	134,059	139,240
Note payable to affiliate	300,000	300,000
Credit derivative liabilities, at fair value	153,799	97,282
Financial guaranty variable interest entities’ liabilities, at fair value (with recourse of $26,144 and $36,775, without recourse of $2,351 and $1,254)	28,495	38,029
Other liabilities	110,846	78,496
Total liabilities	1,986,656	1,977,992

Commitments and contingencies (Note 14)

Shareholder’s equity
Preferred stock ($1,000 par value, 200,004 shares authorized; no shares issued or outstanding)	—	—
Common stock (493,339 shares authorized, 14,173 shares issued and outstanding, with par value of $1,058.38)	15,000	15,000
Additional paid-in capital	742,015	742,015
Retained earnings	1,341,061	1,318,989
Accumulated other comprehensive income, net of tax of $25,313 and $35,233	139,264	189,004
Total shareholder’s equity	2,237,340	2,265,008
Total liabilities and shareholder’s equity	$4,223,996	$4,243,000

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2021	2020	2019
Revenues
Net earned premiums	$85,662	$121,166	$125,146
Net investment income	90,950	97,590	134,833
Net realized investment gains (losses)	(5,371)	8,877	8,428
Fair value gains (losses) on credit derivatives	(52,047)	75,498	(7,431)
Fair value gains (losses) on committed capital securities	(15,104)	222	(9,998)
Fair value gains (losses) on financial guaranty variable interest entities	4,257	1	10,039
Commutation gains (losses)	7,187	—	—
Other income (loss)	9,960	10,470	11,960
Total revenues	125,494	313,824	272,977

Expenses
Loss and loss adjustment expenses (benefit)	(59,326)	137,976	44,445
Interest expense on note payable to affiliate	10,500	10,500	10,500
Employee compensation and benefit expenses	35,757	35,900	37,026
Other expenses	27,140	24,184	27,418
Total expenses	14,071	208,560	119,389

Income (loss) before income taxes and equity in earnings of investees	111,423	105,264	153,588
Equity in earnings of investees	30,062	15,963	692
Income (loss) before income taxes	141,485	121,227	154,280

Provision (benefit) for income taxes
Current	(2,664)	(3,268)	(8,835)
Deferred	24,260	18,340	28,039
Provision (benefit) for income taxes	21,596	15,072	19,204

Equity in after-tax earnings (loss) of investee	(3,717)	14,178	18,396
Net income (loss)	$116,172	$120,333	$153,472

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2021	2020	2019
Net income (loss)	$116,172	$120,333	$153,472

Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $(9,786), $7,842 and $17,832	(49,237)	33,442	71,921
Investments with credit impairment, net of tax provision (benefit) of $(159), $(249) and $(14,862)	(599)	(937)	(55,910)
Change in net unrealized gains (losses) on investments	(49,836)	32,505	16,011
Change in instrument-specific credit risk on financial guaranty variable interest entities' liabilities with recourse, net of tax	96	853	1,393
Other comprehensive income (loss)	(49,740)	33,358	17,404

Comprehensive income (loss)	$66,432	$153,691	$170,876

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2021, 2020 and 2019

(in thousands)

	Assured Guaranty Corp. Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2018	16,393	$15,000	$841,997	$1,333,884	$138,242	$2,329,123
Net income	—	—	—	153,472	—	153,472
Dividends	—	—	—	(122,700)	—	(122,700)
Common stock repurchases (see Note 12)	(2,220)	—	(99,982)	—	—	(99,982)
Other comprehensive income	—	—	—	—	17,404	17,404
Balance at December 31, 2019	14,173	15,000	742,015	1,364,656	155,646	2,277,317
Net income	—	—	—	120,333	—	120,333
Dividends	—	—	—	(166,000)	—	(166,000)
Other comprehensive income	—	—	—	—	33,358	33,358
Balance at December 31, 2020	14,173	15,000	742,015	1,318,989	189,004	2,265,008
Net income	—	—	—	116,172	—	116,172
Dividends	—	—	—	(94,100)	—	(94,100)
Other comprehensive loss	—	—	—	—	(49,740)	(49,740)
Balance at December 31, 2021	14,173	$15,000	$742,015	$1,341,061	$139,264	$2,237,340

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$116,172	$120,333	$153,472
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	(10,739)	(15,063)	(38,902)
Provision (benefit) for deferred income taxes	24,260	18,340	28,039
Net realized investment losses (gains)	5,371	(8,877)	(8,428)
Fair value losses (gains) on committed capital securities	15,104	(222)	9,998
Equity in earnings of investees	(26,345)	(30,141)	(19,088)
Change in premiums receivable, net of premiums and commissions payable	(15,362)	(13,646)	(29,159)
Change in ceded unearned premium reserve	(17,347)	18,588	2,084
Change in unearned premium reserve	(1,503)	(106,527)	(78,337)
Change in loss and loss adjustment expense reserve, net	(74,662)	(30,814)	(6,812)
Change in deferred ceding commissions, net	1,289	(413)	13,912
Change in credit derivative assets and liabilities, net	46,251	(77,061)	(476)
Change in financial guaranty variable interest entities’ assets and liabilities, net	(2,711)	677	(9,328)
Dividends received from equity method investments	457	5,679	31,017
Other	37,399	11,446	(5,953)
Net cash flows provided by (used in) operating activities	$97,634	$(107,701)	$42,039

Cash flows from investing activities:
Fixed-maturity securities:
Purchases	$(184,066)	$(223,253)	$(284,340)
Sales	59,216	253,100	404,595
Maturities and paydowns	220,375	223,544	285,611
Short-term investments with original maturities of over three months:
Purchases	—	—	(10,614)
Sales	—	2,000	—
Maturities and paydowns	—	2,750	11,751
Net sales (purchases) of short-term investments with original maturities of less than three months	(165,766)	17,196	37,798
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	13,348	11,153	66,854
Return of capital from and sales of equity method investments	66,055	7,732	10,248
Investment in AG Asset Strategies LLC	—	—	(175,000)
Loan made to parent	—	—	(87,500)
Other	(1,240)	(1,238)	3,716
Net cash flows provided by (used in) investing activities	$7,922	$292,984	$263,119

(continued)
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows, Continued
(in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from financing activities:
Dividends paid	$(94,100)	$(166,000)	$(122,700)
Net paydowns of financial guaranty variable interest entities’ liabilities	(11,825)	(10,233)	(64,779)
Repurchases of common stock	—	—	(99,982)
Net cash flows provided by (used in) financing activities	(105,925)	(176,233)	(287,461)

Effect of foreign exchange rate changes	(99)	17	(48)
Increase (decrease) in cash and restricted cash	(468)	9,067	17,649
Cash and restricted cash at beginning of period	57,502	48,435	30,786
Cash and restricted cash at end of period	$57,034	$57,502	$48,435

Supplemental cash flow information
Income taxes paid (received)	$(3,669)	$(1,178)	$(1,237)
Interest paid on note payable to affiliate	10,500	10,500	10,500

Supplemental disclosure of non-cash investing activities:
MAC Transaction (Note 1):
Fixed-maturity securities received from affiliate in consideration of the reassumption of remaining cessions to Municipal Assurance Corp. and the distribution of Municipal Assurance Corp.’s earned surplus	$(166,042)	$—	$—
Purchases of fixed-maturity securities	—	—	(5,538)

	As of December 31,
	2021	2020	2019
Reconciliation of cash and restricted cash to the consolidated balance sheets:
Cash	$55,603	$56,103	$48,407
Restricted cash (included in other assets)	1,431	1,399	28
Cash and restricted cash at the end of period	$57,034	$57,502	$48,435

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements
1.    Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (collectively, debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management’s opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company, including its consolidated variable interest entities (VIEs), are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior year balances have been reclassified to conform to the current year’s presentation.

The consolidated financial statements include the accounts of AGC, its subsidiaries, and its consolidated financial guaranty VIEs (FG VIEs). Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

    The Company’s most significant interest in an unconsolidated entity as of December 31, 2021 was a 35% ownership interest in AG Asset Strategies LLC (AGAS). AGAS is an investment subsidiary that invests in funds (AssuredIM Funds) managed by its affiliate, Assured Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM).

Prior to April 1, 2021, the Company had a 39.3% ownership interest in Municipal Assurance Holdings Inc. (MAC Holdings), incorporated in Delaware. AGC’s affiliate, Assured Guaranty Municipal Corp. (AGM), owned the remaining 60.7% of MAC Holdings. MAC Holdings owned 100% of Municipal Assurance Corp. (MAC), a New York domiciled insurance company.

On February 24, 2021, Assured Guaranty received the last regulatory approval required to execute a multi-step transaction to merge MAC with and into AGM, with AGM as the surviving company. The steps leading up to the merger of MAC with and into AGM, with AGM as the surviving company (the MAC Transaction), were effective April 1, 2021, and included (i) the reassumption by AGM and AGC of their respective remaining cessions to MAC, (ii) distributing MAC’s earned surplus to AGM and AGC in accordance with their respective 60.7% and 39.3% direct ownership interests in MAC Holdings, and (iii) AGC’s sale to AGM of its 39.3% interest in MAC Holdings. The Company recognized the effects of the multi-step process in the second quarter of 2021, based on outstanding balances on April 1, 2021.

The table below presents the effects of the MAC Transaction.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Effects of the MAC Transaction
Year Ended December 31, 2021

Increase (Decrease)
(in thousands)
Fixed-maturity securities	$166,042
Equity method investments - MAC Holdings	(216,451)
Cash	66,778
Ceded unearned premium reserve	(24,422)
Other assets/liabilities, net	(2,105)

Net income	$(2,100)
Accumulated other comprehensive income	(8,058)
Total shareholder’s equity	$(10,158)

Net par outstanding	$2,128,089

Significant Accounting Policies

    The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statements of operations.

AGC participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 13, Related Party Transactions for additional information.

Other accounting policies are included in the following notes.

Accounting Policies

Note Name	Note Number
Expected loss to be paid (recovered)	Note 3
Contracts accounted for as insurance	Note 4
Contracts accounted for as credit derivatives	Note 5
Reinsurance	Note 6
Investments and cash	Note 7
Variable interest entities	Note 8
Fair value measurement	Note 9
Note payable to affiliate and credit facilities	Note 10
Income taxes	Note 11
Commitments and contingencies	Note 14
Shareholder’s equity	Note 15

Recent Accounting Standards Adopted

Simplification of the Accounting for Income Taxes

    In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU was effective for interim and annual periods beginning after December 15, 2020. This ASU did not have an impact on the Company’s consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Reference Rate Reform

    In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU only apply to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform. This ASU became effective upon issuance and may be applied prospectively for contract modifications that occur from March 12, 2020 through December 31, 2022 (the Reference Rate Transition Period).

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies the scope of relief related to ASU 2020-04. This ASU became effective upon issuance and may be applied on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively for contract modifications made on or before December 31, 2022.

The Company adopted the optional relief afforded by these ASUs in the third quarter of 2021 on a prospective basis, and the guidance will be followed until the optional relief terminates on December 31, 2022. The Company has identified insurance contracts, derivatives and other financial instruments that are directly or indirectly influenced by LIBOR, and will be applying the accounting relief as relevant contract modifications are made during the Reference Rate Transition Period. There was no impact to the Company’s consolidated financial statements upon the initial adoption of these ASUs.

2.    Outstanding Exposure

    The Company sells credit protection primarily in financial guaranty insurance form. Until 2009, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company has, however, acquired or reinsured portfolios since 2009 that include financial guaranty contracts in credit derivative form.

The Company seeks to limit its exposure to losses by underwriting obligations that it views to be investment grade at inception, although on occasion it may underwrite new issuances that it views to be below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across sector and geography and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance obligations similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 8, Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on these VIEs whether or not they are consolidated.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Significant Risk Management Activities

    The Portfolio Risk Management Committee of the Company’s indirect parent, AGL, which includes members of Assured Guaranty’s senior management and senior risk and surveillance officers, is responsible for enterprise risk management for Assured Guaranty and focuses on measuring and managing insurance credit, market and liquidity risk for Assured Guaranty. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty’s direct and assumed insurance business. It implements specific insurance underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL’s insurance subsidiaries, including the Company. All insurance transactions in new asset classes or new jurisdictions must be approved by this committee.

The Company’s risk management committee conducts an in-depth review of the Company’s insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company’s litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review of each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and generally reflect an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as being the higher of ‘AA’ or their current internal rating. Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting a credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid (Recovered), for additional information. Surveillance personnel then assign each BIG transaction to one of the three BIG surveillance categories described below based upon whether a future loss is expected and whether a claim has been paid. The Company generally uses the tax-equivalent yield of its investment portfolio to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

    More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG surveillance categories are:

•BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
•BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Impact of COVID-19 Pandemic

    The coronavirus disease known as COVID-19 was declared a pandemic by the World Health Organization in early 2020 and it (including its variants) continues to spread throughout the world. Several vaccines and therapeutics have been developed and approved by governments, and distribution of vaccines and therapeutics is proceeding unevenly across the globe. The emergence of COVID-19 and reactions to it, including various closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for almost two years, its ultimate size, depth, course and duration, and the effectiveness, acceptance and distribution of vaccines and therapeutics for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to the nature of the Company’s business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time. For information about how the COVID-19 pandemic has impacted the Company’s loss projections, see Note 3, Expected Loss to be Paid (Recovered).

From shortly after the pandemic reached the U.S. through early 2021 the Company’s surveillance department conducted supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various closures and capacity and travel restrictions or an economic downturn. Given significant federal funding in 2021 and the performance it observed, the Company’s surveillance department has reduced these supplemental procedures, but is still monitoring those sectors it identified as most at risk for any developments related to COVID-19 that may impact the ability of issuers to make upcoming debt service payments. The Company’s internal ratings and loss projections reflect its supplemental COVID-19 surveillance activity. Through April 6, 2022, the Company has paid less than $0.3 million on an insurance claim it believes is due at least in part to credit stress arising specifically from COVID-19. The Company currently projects nearly full reimbursement of this claim.

Components of Outstanding Exposure

    The Company measures its financial guaranty exposure in terms of (i) gross and net par outstanding and (ii) gross and net debt service.

    The Company typically guarantees the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date. Foreign denominated net par outstanding is translated at the spot rate at the end of the reporting period.

    The Company has, from time to time, purchased securities that it has insured, and for which it had expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, and instead includes such amounts in the investment portfolio, because the Company manages such securities as investments and not insurance exposure. As of December 31, 2021 and December 31, 2020, the Company excluded from net par outstanding $508.8 million and $545.2 million, respectively, attributable to loss mitigation securities.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the insured obligations, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company’s public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS)), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which includes the Company’s expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

    The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates and assumptions for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service and Par Outstanding

	As of December 31, 2021		As of December 31, 2020
	Gross	Net	Gross	Net
	(in thousands)
Debt Service Outstanding
Public finance	$38,419,487	$29,048,428	$39,463,781	$25,415,590
Structured finance	6,595,874	3,754,171	6,500,863	4,050,527
Total financial guaranty	$45,015,361	$32,802,599	$45,964,644	$29,466,117

Par Outstanding
Public finance	$23,559,146	$17,841,786	$24,215,419	$15,738,698
Structured finance	6,326,533	3,523,885	6,136,131	3,744,691
Total financial guaranty	$29,885,679	$21,365,671	$30,351,550	$19,483,389

In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $884.4 million of structured finance direct gross par as of December 31, 2021. These commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio by Internal Rating
As of December 31, 2021

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$8,866	0.2%	$757,528	19.7%	$382,976	12.8%	$291,126	55.4%	$1,440,496	6.7%
AA	3,041,589	21.7	167,850	4.4	1,388,140	46.3	30,278	5.8	4,627,857	21.7
A	5,365,540	38.3	294,139	7.6	460,999	15.4	154,469	29.4	6,275,147	29.4
BBB	4,314,261	30.8	2,557,628	66.4	384,086	12.8	50,001	9.4	7,305,976	34.2
BIG	1,261,899	9.0	72,486	1.9	381,810	12.7	—	—	1,716,195	8.0
Total net par outstanding	$13,992,155	100.0%	$3,849,631	100.0%	$2,998,011	100.0%	$525,874	100.0%	$21,365,671	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2020

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$16,649	0.2%	$823,696	18.7%	$538,754	15.6%	$50,510	17.7%	$1,429,609	7.3%
AA	2,599,468	22.9	200,896	4.6	1,429,242	41.3	8,816	3.1	4,238,422	21.8
A	3,718,789	32.8	407,703	9.2	609,996	17.6	136,699	47.9	4,873,187	25.0
BBB	3,672,693	32.4	2,859,146	64.8	388,510	11.2	89,440	31.3	7,009,789	36.0
BIG	1,320,187	11.7	119,471	2.7	492,724	14.3	—	—	1,932,382	9.9
Total net par outstanding	$11,327,786	100.0%	$4,410,912	100.0%	$3,459,226	100.0%	$285,465	100.0%	$19,483,389	100.0%

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Par Outstanding by Sector

	Gross Par Outstanding		Net Par Outstanding
	As of December 31,		As of December 31,
Sector	2021	2020	2021	2020
	(in thousands)
Public finance:
U.S. public finance:
General obligation	$4,223,248	$4,306,344	$3,402,588	$1,927,620
Tax backed	3,737,547	3,445,960	3,145,417	2,670,755
Transportation	3,279,892	3,111,626	2,634,675	2,283,159
Infrastructure finance	2,135,544	2,106,288	1,830,544	1,795,801
Municipal utilities	1,520,246	1,787,217	1,205,084	935,471
Higher education	429,667	407,998	355,706	210,277
Healthcare	389,221	453,208	326,718	357,714
Investor-owned utilities	410,833	426,929	321,233	336,587
Renewable energy	173,015	176,120	123,706	125,926
Housing revenue	110,635	130,112	89,176	103,599
Other public finance	763,964	803,690	557,308	580,877
Total U.S. public finance	17,173,812	17,155,492	13,992,155	11,327,786
Non-U.S. public finance:
Regulated utilities	3,324,278	3,296,523	1,733,458	1,730,724
Infrastructure finance	1,375,997	1,674,441	1,130,079	1,404,850
Pooled infrastructure	1,371,825	1,448,659	685,913	724,330
Sovereign and sub-sovereign	238,873	289,167	238,873	289,167
Renewable energy	74,361	351,137	61,308	261,841
Total non-U.S. public finance	6,385,334	7,059,927	3,849,631	4,410,912
Total public finance	23,559,146	24,215,419	17,841,786	15,738,698
Structured finance:
U.S. structured finance:
Life insurance transactions	3,345,793	2,456,759	950,535	716,106
RMBS	770,709	1,079,208	676,905	928,067
Pooled corporate obligations	528,349	1,192,579	486,320	947,947
Consumer receivables	400,244	520,685	330,123	428,374
Other structured finance	687,387	569,479	554,128	438,732
Total U.S. structured finance	5,732,482	5,818,710	2,998,011	3,459,226
Non-U.S. structured finance:
Pooled corporate obligations	327,711	334	278,554	251
RMBS	185,996	194,266	183,393	190,945
Other structured finance	80,344	122,821	63,927	94,269
Total non-U.S. structured finance	594,051	317,421	525,874	285,465
Total structured finance	6,326,533	6,136,131	3,523,885	3,744,691
Total par outstanding	$29,885,679	$30,351,550	$21,365,671	$19,483,389

    Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Expected Amortization of Net Par Outstanding
As of December 31, 2021

	Public Finance	Structured Finance	Total
	(in thousands)
0 to 5 years	$3,735,109	$1,436,350	$5,171,459
5 to 10 years	3,767,323	927,998	4,695,321
10 to 15 years	3,863,312	488,501	4,351,813
15 to 20 years	3,250,618	428,491	3,679,109
20 years and above	3,225,424	242,545	3,467,969
Total net par outstanding	$17,841,786	$3,523,885	$21,365,671

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2021

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in thousands)
Public finance:
U.S. public finance	$162,425	$52,985	$1,046,489	$1,261,899	$13,992,155
Non-U.S. public finance	72,325	—	161	72,486	3,849,631
Public finance	234,750	52,985	1,046,650	1,334,385	17,841,786
Structured finance:
U.S. RMBS	21,987	18,582	326,964	367,533	676,905
Other structured finance	1,096	1,635	11,546	14,277	2,846,980
Structured finance	23,083	20,217	338,510	381,810	3,523,885
Total	$257,833	$73,202	$1,385,160	$1,716,195	$21,365,671

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2020

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in thousands)
Public finance:
U.S. public finance	$216,644	$11,083	$1,092,460	$1,320,187	$11,327,786
Non-U.S. public finance	119,290	—	181	119,471	4,410,912
Public finance	335,934	11,083	1,092,641	1,439,658	15,738,698
Structured finance:
U.S. RMBS	78,151	20,368	362,224	460,743	928,067
Other structured finance	18,105	2,190	11,686	31,981	2,816,624
Structured finance	96,256	22,558	373,910	492,724	3,744,691
Total	$432,190	$33,641	$1,466,551	$1,932,382	$19,483,389

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
BIG Net Par Outstanding and Number of Risks
As of December 31, 2021

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in thousands)
BIG:
Category 1	$246,175	$11,658	$257,833	56	2	58
Category 2	69,955	3,247	73,202	12	1	13
Category 3	1,347,016	38,144	1,385,160	102	8	110
Total BIG	$1,663,146	$53,049	$1,716,195	170	11	181

Financial Guaranty Portfolio
BIG Net Par Outstanding and Number of Risks
As of December 31, 2020

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in thousands)
BIG:
Category 1	$373,183	$59,007	$432,190	65	6	71
Category 2	30,166	3,475	33,641	14	1	15
Category 3	1,427,289	39,262	1,466,551	101	7	108
Total BIG	$1,830,638	$101,744	$1,932,382	180	14	194
 ____________________
(1)    Includes FG VIEs.
(2)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Geographic Distribution of Net Par Outstanding
As of December 31, 2021

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in thousands)
U.S.:
U.S. public finance:
California	293	$4,250,412	19.9%
Texas	240	1,603,090	7.5
New Jersey	44	1,122,004	5.3
Puerto Rico	16	1,063,717	5.0
Illinois	94	645,887	3.0
Florida	53	621,348	2.9
New York	117	538,817	2.5
Pennsylvania	109	446,388	2.1
Virginia	13	434,311	2.0
District of Columbia	1	412,588	1.9
Other	509	2,853,593	13.4
Total U.S public finance	1,489	13,992,155	65.5
U.S. structured finance:	312	2,998,011	14.0
Total U.S.	1,801	16,990,166	79.5
Non-U.S.:
United Kingdom	75	3,151,689	14.8
Australia	5	233,398	1.1
France	6	173,647	0.8
Mexico	2	151,202	0.7
Italy	6	135,997	0.6
Other	32	529,572	2.5
Total non-U.S.	126	4,375,505	20.5
Total	1,927	$21,365,671	100.0%

Exposure to Puerto Rico

    The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.1 billion net par outstanding as of December 31, 2021, all of which was rated BIG. Beginning on January 1, 2016, a number of Puerto Rico exposures defaulted on bond payments, and the Company has now paid claims on all of its outstanding Puerto Rico exposures except the Municipal Finance Agency (MFA), the Puerto Rico Aqueduct and Sewer Authority (PRASA), and the University of Puerto Rico (U of PR).

    On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member Financial Oversight and Management Board (the FOMB) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under Chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

The Company negotiated with the FOMB and other stakeholders over approximately five years and entered into support agreements covering $1.0 billion, or 98% of the Company’s insured net par outstanding, of Puerto Rico exposures as of December 31, 2021. All of the Company’s Puerto Rico exposures that were in payment default on December 31, 2021 were covered by support agreements on that date. The plan of adjustment contemplated by one of those support agreements, covering $291.3 million, or 27% of the Company’s insured net par outstanding of Puerto Rico exposures, was consummated on March 15, 2022, while on March 8, 2022, Puerto Rico terminated another of the support agreements, covering $69.5 million of the Company’s insured net par outstanding of Puerto Rico exposures, leaving one support agreement, covering $518.1 million

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
of the Company’s insured net par outstanding of Puerto Rico exposures, in effect after the consummation of the support agreement on March 15, 2022. Both economic and political developments, including those related to the COVID-19 pandemic, may impact implementation of the resolution of the Company’s remaining Puerto Rico exposures and the value of the consideration the Company has received or may receive in the future in connection with any such resolutions. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company’s results of operations and shareholders’ equity.

Plan of Adjustment

On January 18, 2022, an order and judgment confirming the Modified Eighth Amended Title III Joint Plan of Adjustment of the Commonwealth of Puerto Rico, the Employees Retirement System of the Government of the Commonwealth of Puerto Rico, and the Puerto Rico Public Buildings Authority (GO/PBA Plan) was entered by the United States District Court of the District of Puerto Rico acting under Title III of PROMESA (the Title III Court). The GO/PBA Plan restructured approximately $35 billion of debt (including the Puerto Rico General Obligation (GO) and Public Buildings Authority (PBA) bonds insured by the Company) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations (none of which is insured by the Company) consistent with the terms of the settlement embodied in a revised GO and PBA plan support agreement (PSA) entered into by AGM and AGC on February 22, 2021, with certain other stakeholders, the Commonwealth, and the FOMB (GO/PBA PSA). The GO/PBA Plan was consummated on March 15, 2022 (GO/PBA Effective Date.)

As of December 31, 2021, the Company had $169.9 million of insured net par outstanding of GO bonds and $121.4 million insured net par of PBA bonds covered by the GO/PBA Plan, consisting of direct exposure, second-to-pay exposure, and assumed reinsurance exposure.

	Direct	Second-to-Pay	Assumed	Total
	(in thousands)
GO	$155,363	$10,875	$3,720	$169,958
PBA	71,369	—	50,000	121,369
Total GO and PBA	$226,732	$10,875	$53,720	$291,327

On the GO/PBA Effective Date the Company paid claims to its beneficiaries covering all principal and accrued interest for, and extinguishing the Company’s insurance obligations on, all of the $226.7 million in net outstanding par of GO and PBA bonds the Company directly insured except $41.1 million in net outstanding par covered by the second election described in the second paragraph below. In return, under the GO/PBA Plan the Company received (excluding amounts received in connection with the second election described in the second paragraph below):

•$144.0 million in cash, net of outbound reinsurance,
•$130.3 million of new recovery bonds, which represents the face value of current interest bonds and the maturity value of capital appreciation bonds, net of outbound reinsurance ($140.3 million gross of outbound reinsurance), and
•$61.7 million of contingent value instruments (CVI), which represents the original notional value, net of outbound reinsurance ($65.9 million gross of outbound reinsurance).

The Company expects to make additional payments and receive additional amounts in connection with its $53.7 million in net outstanding par of assumed reinsurance and $10.9 million in net outstanding par of second-to-pay exposure.

The CVI is intended to provide creditors with additional returns tied to the outperformance of the Puerto Rico 5.5% Sales and Use Tax receipts against May 2020 certified fiscal plan projections, subject to annual and lifetime caps. The net financial statement impact of the GO/PBA settlement, which includes the impact of both the claims paid and recoveries received on the GO/PBA Settlement Date and future investment gains and losses on the GO/PBA recovery bonds and CVI, will fluctuate based on changes in fair value of the recovery bonds and CVIs after the GO/PBA Effective Date. AGC will retain the gross amount of recovery bonds and CVIs until they mature or are sold, at which time, AGC will settle with its reinsurers.

In August 2021, the Company exercised certain elections under the GO/PBA Plan that impact the timing of payments under its insurance policies. In accordance with the terms of the GO/PBA Plan, the payment of the principal of all GO bonds and PBA bonds insured by the Company was accelerated against the Commonwealth and became due and payable as of the GO/PBA Effective Date. In accordance with the terms of its insurance policies, the Company elected to pay 100% of the then outstanding principal amount of insured bonds plus accrued interest thereon to the date of payment (Acceleration Price) on the

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
GO/PBA Effective Date to holders of directly insured securities with a net par outstanding of $172.6 million as of December 31, 2021. With respect to the remaining directly insured securities covered by the GO/PBA Plan of approximately $54.1 million net par outstanding as of December 31, 2021, insured bondholders were permitted to elect either: (1) to receive the Acceleration Price on the GO/PBA Effective Date; or (2) to receive custody receipts that represent an interest in the legacy insurance policy and cash, new recovery bonds and CVIs (in aggregate, Plan Consideration) that constitute distributions under the GO/PBA Plan. Insured bondholders made the first election with respect to approximately $13.0 million net par outstanding of these bonds, while insured bondholders made the second election with respect to the remaining $41.1 million net par outstanding of these bonds. For those making the second election, distributions of Plan Consideration are immediately passed through to insured bondholders under the custody receipts to the extent of any cash or proceeds of new securities held in the custodial trust and are applied to make payments and/or prepayments of amounts due under the legacy insured bonds. The Company’s insurance policy continues to guarantee principal and interest coming due on the legacy insured bonds in accordance with the terms of such insurance policy on the originally scheduled legacy bond interest and principal payment dates to the extent that distributions of Plan Consideration are insufficient to pay such amounts after giving effect to the distributions described in the immediately preceding sentence. Copies of the documents governing the terms of the custody receipts are available for review by insured bondholders in connection with the distribution of a supplement to the GO/PBA Plan. Further, in the case of insured bondholders who elected to receive custody receipts, the Company retains the right to satisfy its obligations under the insurance policy with respect to the related legacy insured bonds at any time thereafter, with 30 days’ notice, by paying the applicable Acceleration Price. Retention by the Company of the right to satisfy its obligations under its insurance policy with respect to the relevant insured bonds by paying the Acceleration Price is authorized by the GO/PBA Plan and the Company’s rights under its related insurance policies and is reflected in the applicable custodial trust documentation.

Support Agreements

In addition to the GO/PBA PSA, the Company has entered into the support agreements described below (Support Agreements):

•HTA/CCDA PSA: A PSA with certain other stakeholders, the Commonwealth, and the FOMB with respect to the Puerto Rico Highways and Transportation Authority (PRHTA) and the Puerto Rico Convention Center District Authority (PRCCDA), entered into by AGM and AGC on May 5, 2021.

• PRIFA PSA: A PSA signed on July 27, 2021 by certain other stakeholders, the Commonwealth, and the FOMB with respect to the Puerto Rico Infrastructure Financing Authority (PRIFA) and joined by AGC on July 28, 2021.

•PREPA RSA: A restructuring support agreement with the Puerto Rico Electric Power Authority (PREPA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth and the FOMB with respect to PREPA, entered into by AGM and AGC on May 3, 2019. This agreement was terminated by Puerto Rico on March 8, 2022. The Company is still evaluating the potential impact of the termination of this agreement on the financial statements.

HTA/CCDA PSA. As of December 31, 2021, the Company had $670.4 million of insured net par outstanding that is now covered by the HTA/CCDA PSA: $467.0 million insured net par outstanding of PRHTA (transportation revenue) bonds; $51.1 million insured net par outstanding of PRHTA (highway revenue) bonds; and $152.3 million insured net par outstanding of PRCCDA bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on taxes on crude oil, unfinished oil and derivative products. The highway revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The PRCCDA bonds are secured by certain hotel tax revenues. The FOMB has filed a petition under Title III of PROMESA with respect to PRHTA.

The HTA/CCDA PSA provides for payments to AGC consisting of (i) cash; (ii) in the case of PRHTA, new bonds expected to be backed by toll revenue (Toll Bonds); and (iii) a CVI. Under the HTA/CCDA PSA, bondholders and bond insurers of PRHTA will receive, in the aggregate, $389 million of cash; $1.2 billion par in Toll Bonds; and the CVI. Under the HTA/CCDA PSA, bondholders and bond insurers of PRCCDA receive, in the aggregate, $112 million in cash and the CVI. On January 20, 2022, the United States District Court of the District of Puerto Rico (Federal District Court for Puerto Rico) entered an order under Title VI of PROMESA modifying the PRCCDA debt consistent with the HTA/CCDA PSA (PRCCDA Modification). On March 15, 2022 the PRCCDA Modification was consummated and the Company paid claims to its beneficiaries covering all principal and accrued interest for, and extinguishing the Company’s insurance obligations on, all of its PRCCDA exposures. The Company expects its PRHTA exposure to be resolved under a Title III proceeding requiring court approval of a disclosure statement, voting and a hearing, rather than the simpler Title VI procedure used for its PRCCDA

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
exposure. The HTA/CCDA PSA includes a number of conditions and PRHTA’s plan of adjustment must be approved by the Title III Court, so there can be no assurance that the consensual resolution for PRHTA embodied in the HTA/CCDA PSA will be achieved in its current form, or at all.

On May 27, 2021 the FOMB certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan will need to be further revised to be consistent with the HTA/CCDA PSA.

    PREPA RSA. As of December 31, 2021, the Company had $69.5 million insured net par outstanding of PREPA obligations subject to the PREPA RSA. The PREPA obligations are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the FOMB commenced proceedings for PREPA under Title III of PROMESA.

    The PREPA RSA contemplated the exchange of PREPA’s existing revenue bonds for new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. On March 8, 2022, Puerto Rico terminated the PREPA RSA. The Company is still evaluating the potential impact of the termination of this agreement on the financial statements.

On May 27, 2021, the FOMB certified a revised fiscal plan for PREPA.

    PRIFA PSA. As of December 31, 2021, the Company had $15.3 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to PRIFA and its bondholders of a portion of federal excise taxes paid on rum.

The PRIFA PSA provides for payments to AGC consisting of: (i) cash; (ii) CVI; and (iii) a contingent value instrument based on potential outperformance of Puerto Rico’s general fund rum tax collections relative to projections in the 2021 certified fiscal plan (Rum Tax CVI). Under the PRIFA PSA, bondholders and bond insurers of PRIFA receive, in the aggregate, $204 million in cash, the CVI, and the Rum Tax CVI. On January 20, 2022, the Federal District Court for Puerto Rico entered an order under Title VI of PROMESA modifying the PRIFA debt consistent with the PRIFA PSA (PRIFA Modification). On March 15, 2022 the PRIFA Modification was consummated, and the Company paid claims to its beneficiaries covering all principal and accrued interest for, and extinguishing the Company’s insurance obligations on, all of its PRIFA exposures.

Other Puerto Rico Exposures

All debt service payments for the Company’s remaining Puerto Rico exposures have been made in full by the obligors as of the date of this filing. Such exposures comprise:

MFA. As of December 31, 2021, the Company had $15.7 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues.

    U of PR. As of December 31, 2021, the Company had $0.7 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the university, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds.

    PRASA. As of December 31, 2021, the Company had $0.8 million of insured net par outstanding of PRASA obligations. The Company's insured PRASA obligations are secured by a lien on the gross revenues of the water and sewer system.

Puerto Rico Litigation

    Currently, there are numerous legal actions relating to the default by the Commonwealth and certain of its instrumentalities on debt service payments, and related matters, and the Company is a party to a number of them. The Company has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to Puerto Rico obligations which the Company insures. In addition, the Commonwealth, the FOMB and others have taken legal action naming the Company as party.

Actions That Were Resolved on the GO/PBA Effective Date. As of the GO/PBA Effective Date, the following litigation matters were settled, with all related claims and causes of action against the Company and the other parties being satisfied and discharged:

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
•Declaratory judgment and injunction sought by AGM and AGC against Governor Alejandro García Padilla et al., filed on January 17, 2016 in the United States District Court of the District of Puerto Rico (Federal District Court for Puerto Rico).

•Declaratory judgment sought by AGM and AGC against Puerto Rico’s fiscal plan, filed on May 23, 2018 in the Federal District Court for Puerto Rico.

•Motion for relief from the automatic stay or, in the alternative, for adequate protection against Puerto Rico’s diversion of revenues securing the PRHTA bonds (solely as it relates to the Commonwealth), filed on January 16, 2020 in the Federal District Court for Puerto Rico.

•Motion concerning application of the automatic stay to the revenues securing the PRCCDA bonds, filed January 16, 2020 in the Federal District Court for Puerto Rico.

•Motion concerning application of the automatic stay to the revenues securing the PRIFA rum tax bonds, filed on January 16, 2020 in the Federal District Court for Puerto Rico.

•Declaratory judgment sought by the FOMB to disallow administrative rent claims, filed December 21, 2018 in the Federal District Court for Puerto Rico.

•Declaratory judgment sought by the FOMB that Commonwealth general obligation bonds are not secured by consensual or statutory liens, filed May 2, 2019 in the Federal District Court for Puerto Rico.

•Adversary complaint by the FOMB against AGC and others seeking to disallow claims based on PRIFA bonds insured by AGC and others, filed January 16, 2020 in the Federal District Court for Puerto Rico.

•Adversary complaint by the FOMB against AGC and others seeking to disallow claims based on PRCCDA bonds insured by AGC and others, filed January 16, 2020 in the Federal District Court for Puerto Rico.

•Adversary complaint by the FOMB against AGM, AGC and others seeking to disallow claims in the Commonwealth Title III proceedings based on PRHTA bonds insured by AGM, AGC and others, filed January 16, 2020 in the Federal District Court for Puerto Rico.

Remaining Stayed Proceedings. The following Puerto Rico proceedings in which the Company is involved remain stayed:

•On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico to compel the FOMB to certify the PREPA RSA for implementation under Title VI of PROMESA. On July 21, 2017, considering its PREPA Title III petition on July 2, 2017, the FOMB filed a notice of stay under PROMESA.

•On July 18, 2017, AGM and AGC filed a motion for relief in the Federal District Court for Puerto Rico from the automatic stay filed in the PREPA Title III Bankruptcy proceeding. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court’s decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. On May 3, 2019, AGM and AGC entered into the PREPA RSA, but on March 8, 2022, the Commonwealth and PREPA terminated the PREPA RSA. Given the termination of the PREPA RSA, the Company is considering several options to enforce its rights in respect of insured PREPA bonds, including, among other things, a renewal of the motion to lift the automatic stay and seek the appointment of a receiver.

•On May 20, 2019, the FOMB and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico challenging the validity, enforceability, and extent of security interests in PRHTA revenues. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element; Judge Swain extended the stay through December 31, 2019, and subsequently extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
•On September 30, 2019, certain fuel line lenders filed an amended adversary complaint against the FOMB and other parties, including AGC and AGM, seeking subordination of PREPA bondholder claims to fuel line lender claims. The FOMB filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

•On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the FOMB and other parties, seeking subordination of PREPA bondholder claims to SREAEE claims. The FOMB filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

•On January 16, 2020, the FOMB, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM and AGC and other insurers of PRHTA bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims. Considering the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

Dismissed Complaint. On June 26, 2021, the GDB Debt Recovery Authority, through its servicer and collateral monitor and as a holder of PRHTA subordinated debt, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and others challenging the resolution of the PRHTA priority issues set forth in the HTA/CCDA PSA. On August 26, 2021, AGM and AGC filed a motion to dismiss the complaint, which was granted on October 29, 2021.

Puerto Rico Par and Debt Service Schedules

    All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of December 31,		As of December 31,
	2021	2020	2021	2020
	(in thousands)
Exposure to Puerto Rico	$1,279,236	$1,340,097	$1,985,497	$2,114,897

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Puerto Rico
Net Par Outstanding

	As of December 31,
	2021	2020
	(in thousands)
Puerto Rico Exposures Subject to a Plan or Support Agreement
Commonwealth of Puerto Rico - GO (1)	$169,958	$184,835
PBA (1)	121,369	134,094
Total GO/PBA Plan	291,327	318,929
PRHTA (Transportation revenue)	467,024	472,365
PRHTA (Highway revenue)	51,094	62,723
PRCCDA (2)	152,250	152,250
Total HTA/CCDA PSA	670,368	687,338
PRIFA (2)	15,335	15,335
Total Subject to a Plan or Support Agreement	977,030	1,021,602

Other Puerto Rico Exposures
PREPA	69,459	70,858
MFA (3)	15,673	23,074
PRASA and U of PR (3)	1,555	1,843
Total Other Puerto Rico Exposures	86,687	95,775
Total net exposure to Puerto Rico	$1,063,717	$1,117,377
____________________
(1)    On March 15, 2022, the Modified Eighth Amended Title III Joint Plan of Adjustment, confirmed on January 18, 2022, was consummated, pursuant to which the Company, among other things, fully paid claims on all of its directly insured Puerto Rico GO bonds (other than certain GO bonds whose holders made certain elections), reducing the Company's direct net par exposure to insured Puerto Rico GO bonds by approximately $124.4 million. On the same date and pursuant to the same Plan of Adjustment, the Company fully paid claims on all of its directly insured PBA bonds (other than certain PBA bonds whose holders made certain elections), reducing its direct net exposure by $61.2 million. The Company has yet to receive reports on the impact of the consummation of the GO/PBA Plan on its assumed reinsurance or second-to-pay GO and PBA exposure.
(2)    On March 15, 2022, the Company fully paid claims on all of its insured PRCCDA and PRIFA bonds, eliminating its exposure to insured PRCCDA and PRIFA bonds as of March 15, 2022, pursuant to Title VI orders entered on January 20, 2022.
(3)    All debt service on these insured exposures have been paid to date without any insurance claim being made on the Company.

    The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis, although in certain circumstances it may elect to do so. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors. The following table does not reflect the impact of the GO/PBA Plan, the PRCCDA Modification or the PRIFA Modification consummated on March 15, 2022.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2021

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in thousands)
2022 (January 1 - March 31)	$—	$26,981
2022 (April 1 - June 30)	—	52
2022 (July 1 - September 30)	34,820	61,801
2022 (October 1 - December 31)	—	52
Subtotal 2022	34,820	88,886
2023	40,087	92,264
2024	16,348	66,486
2025	38,480	87,778
2026	64,950	112,240
2027-2031	254,399	439,475
2032-2036	505,203	616,956
2037-2041	104,430	124,533
2042	5,000	5,250
Total	$1,063,717	$1,633,868

Exposure to the U.S. Virgin Islands

     As of both December 31, 2021 and December 31, 2020, the Company had $11.2 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $9.2 million BIG. The BIG USVI net par outstanding consisted of bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system. The COVID-19 pandemic and evolving governmental and private responses to the pandemic have been impacting the USVI economy, especially the tourism sector. The USVI is benefiting from the federal response to the 2017 hurricanes and COVID-19 and has made its debt service payments to date, but is experiencing fiscal pressure.

3.    Expected Loss to be Paid (Recovered)

Accounting Policy

    Expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for loss and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries; and (ii) excess spread on underlying collateral, as applicable. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is also net of amounts ceded to reinsurers. The Company’s net expected loss to be paid (recovered) incorporates management’s probability weighted estimates of all possible scenarios.

Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to the Company. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. Expected loss to be paid (recovered) is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

In circumstances where the Company has purchased its own insured obligations that had expected losses, and in cases where issuers of insured obligations elected or the Company and an issuer mutually agreed as part of a negotiation to deliver the underlying collateral, insured obligation or a new security to the Company, expected loss to be paid (recovered) is reduced and

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
the asset received is prospectively accounted for under the applicable guidance for that instrument. Insured obligations with expected losses that were purchased by the Company are referred to as loss mitigation securities and are recorded in the investment portfolio, at fair value excluding the value of the Company's insurance. For loss mitigation securities, the difference between the purchase price of the insured obligation and the fair value excluding the value of the Company's insurance (on the date of acquisition) is treated as a paid loss. See Note 7, Investments and Cash and Note 9, Fair Value Measurement.

Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The three models are: (1) insurance as described in “Financial Guaranty Insurance Losses” in Note 4, Contracts Accounted for as Insurance, (2) derivatives as described in Note 9, Fair Value Measurement and Note 5, Contracts Accounted for as Credit Derivatives, and (3) FG VIE consolidation as described in Note 8, Variable Interest Entities. The Company has paid and expects to pay future losses and/or recover past losses on policies which fall under each of the three accounting models.

Loss Estimation Process

    The Company’s loss reserve committee estimates expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the period and its view of future performance.

    The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, delinquency and prepayment rates (with respect to RMBS), timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company's financial statements. Each quarter, the Company may revise its scenarios and update its assumptions, including the probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management's view of the potential impact of COVID-19 on its distressed exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

    Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers;

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company's loss mitigation efforts and other variables.

    Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced; changes in housing prices; results from the Company’s loss mitigation activities; and other variables.

    Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

    In some instances, the terms of the Company's policy or the terms of certain workout orders and resolutions give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

Net Expected Loss to be Paid (Recovered) and Net Economic Loss Development (Benefit)
by Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
Accounting Model	2021	2020	2021	2020	2019
	(in thousands)
Insurance (see Notes 4 and 6)	$178,855	$239,595	$(111,128)	$76,517	$11,614
FG VIEs (see Note 8)	(7,158)	(495)	(7,234)	(2,777)	(5,930)
Credit derivatives (see Note 5)	3,731	(1,572)	12,523	1,123	8,540
Total	$175,428	$237,528	$(105,839)	$74,863	$14,224

    The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models (insurance, derivative and FG VIE). The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.00% to 1.98% with a weighted average of 0.85% as of December 31, 2021 and 0.00% to 1.72% with a weighted average of 0.55% as of December 31, 2020. Expected losses to be paid for U.S. dollar denominated transactions represented approximately 99.0% and 98.6% of the total as of December 31, 2021 and December 31, 2020, respectively.

Net Expected Loss to be Paid (Recovered)
Roll Forward

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Net expected loss to be paid (recovered), beginning of period	$237,528	$312,071	$353,005
Economic loss development (benefit) due to:
Accretion of discount	3,747	4,652	8,368
Changes in discount rates	(15,007)	22,290	(1,387)
Changes in timing and assumptions	(94,579)	47,921	7,243
Total economic loss development (benefit)	(105,839)	74,863	14,224
Net (paid) recovered losses	43,739	(149,406)	(55,158)
Net expected loss to be paid (recovered), end of period	$175,428	$237,528	$312,071

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Year Ended December 31, 2021
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2020	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2021
	(in thousands)
Public finance:
U.S. public finance	$199,041	$(77,357)	$27,787	$149,471
Non-U.S. public finance	3,122	(1,419)	(7)	1,696
Public finance	202,163	(78,776)	27,780	151,167
Structured finance:
U.S. RMBS	73,701	(31,220)	22,276	64,757
Other structured finance	(38,336)	4,157	(6,317)	(40,496)
Structured finance	35,365	(27,063)	15,959	24,261
Total	$237,528	$(105,839)	$43,739	$175,428

	Year Ended December 31, 2020
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2019	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2020
	(in thousands)
Public finance:
U.S. public finance	$246,995	$121,488	$(169,442)	$199,041
Non-U.S. public finance	2,625	499	(2)	3,122
Public finance	249,620	121,987	(169,444)	202,163
Structured finance:
U.S. RMBS	90,709	(29,953)	12,945	73,701
Other structured finance	(28,258)	(17,171)	7,093	(38,336)
Structured finance	62,451	(47,124)	20,038	35,365
Total	$312,071	$74,863	$(149,406)	$237,528

	Year Ended December 31, 2019
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2018	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2019
	(in thousands)
Public finance:
U.S. public finance	$313,747	$75,581	$(142,333)	$246,995
Non-U.S. public finance	3,733	(1,107)	(1)	2,625
Public finance	317,480	74,474	(142,334)	249,620
Structured finance:
U.S. RMBS	122,612	(60,352)	28,449	90,709
Other structured finance	(87,087)	102	58,727	(28,258)
Structured finance	35,525	(60,250)	87,176	62,451
Total	$353,005	$14,224	$(55,158)	$312,071
____________________
(1)    Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in “other assets”.

    The tables above include (i) LAE paid of $17.2 million, $10.0 million and $14.5 million for the years ended December 31, 2021, 2020 and 2019, respectively; and (ii) expected LAE to be paid of $12.2 million as of December 31, 2021 and $7.9 million as of December 31, 2020.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Selected U.S. Public Finance Transactions

    The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.1 billion net par outstanding as of December 31, 2021, all of which was BIG. For additional information regarding the Company’s Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 2, Outstanding Exposure.

In the fourth quarter of 2021, the Company sold a portion of its salvage and subrogation recoverable asset associated with certain matured Puerto Rico GO and PREPA exposures on which the Company had previously paid claims. This sale resulted in proceeds of $132.8 million, which is included in “net (paid) recovered losses” in the tables above, including $46.5 million net of reinsurance that was settled in January 2022. Also in the fourth quarter of 2021, the Company updated its assumptions for the value of the CVIs and recovery bonds to be received under the GO/PBA Plan and other settlements. During 2021, the Company also incorporated refinements to reflect certain terms of the Puerto Rico support agreements.

    The Company projects its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2021, including those mentioned above, to be $149.5 million, compared with a net expected loss of $199.0 million as of December 31, 2020.

    The economic benefit for U.S. public finance transactions was $77.4 million in 2021, which was primarily attributable to Puerto Rico exposures. The changes attributable to the Company’s Puerto Rico exposures reflect adjustments the Company made to the assumptions it used in its scenarios based on the public information as discussed under “Exposure to Puerto Rico” in Note 2, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the period.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind mortgage borrowers fall in making payments, the more likely it is that they will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not behind on payments and have not fallen two or more payments behind in the last two years (generally considered performing borrowers) have demonstrated an ability and willingness to pay through challenging economic periods, and as a result are viewed as less likely to default than delinquent borrowers or those that have experienced delinquency recently. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (collateral pool balance). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above;

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early-stage delinquencies, late-stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
First lien U.S. RMBS	$(5,371)	$(20,155)	$(14,745)
Second lien U.S. RMBS	(25,849)	(9,798)	(45,607)

As of December 31, 2021, the Company had a net R&W receivable of $5.8 million from R&W counterparties, compared with $7.9 million as of December 31, 2020. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers.

First Lien U.S. RMBS Loss Projections: Alt-A, Prime, Option ARM and Subprime

    The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or have recently been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third-party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews recent data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing and re-performing categories.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
First Lien Liquidation Rates

	As of December 31,
	2021	2020
Current but recently delinquent (1)
Alt-A and Prime	20%	20%
Option ARM	20	20
Subprime	20	20
30 – 59 Days Delinquent
Alt-A and Prime	35	35
Option ARM	35	35
Subprime	30	30
60 – 89 Days Delinquent
Alt-A and Prime	40	40
Option ARM	45	45
Subprime	40	40
90+ Days Delinquent
Alt-A and Prime	55	55
Option ARM	60	60
Subprime	45	45
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	60	60
Option ARM	65	65
Subprime	55	55
Real Estate Owned
All	100	100
___________________
(1)    Prior to the third quarter of 2021, the Company included current loans that had missed one payment (30 + days delinquent) within the last 12 months in this category. The Company observed that during the COVID-19 pandemic: (i) loans that became 60+ days delinquent may have elevated future default risk for longer than a year; and (ii) there may be an increased number of loans that missed only a single payment that should not be considered at elevated risk of default. Based on this view, starting in the third quarter of 2021, the Company includes only current loans that had been 60+ days delinquent within the last 24 months in this category, rather than current loans that had been 30+ days delinquent in the past 12 months.

Towards the end of the first quarter of 2020, lenders began offering mortgage borrowers the option to forbear interest and principal payments of their loans due to the COVID -19 pandemic, and to repay such amounts at a later date. This resulted in an increase in early-stage delinquencies in RMBS transactions during the second quarter of 2020 and late-stage delinquencies during the second half of 2020. Until the third quarter of 2021, the Company’s expected loss estimate assumed that some delinquencies were due to COVID-19 related forbearances, and had applied a liquidation rate of 20% to such loans, which was the same liquidation rate assumption used when estimating expected losses for current loans that were recently modified or delinquent. A substantial portion of the loans have resolved favorably, and the Company now expects that the loans that continue to be delinquent will default at a higher rate than the original overall assumption of 20%. Therefore, the Company discontinued the segregation of COVID-19 related forbearances and the application of a special 20% liquidation rate to such COVID-19 forbearances. Beginning in the third quarter of 2021, the Company includes remaining COVID-19 forbearance loans in the relevant delinquency categories consistent with all other loans. Assuming all other variables are held constant, applying the higher liquidation rates to the previously forborne loans that remain delinquent, rather than the previous assumption of 20% that was applied to all COVID-19 forborne loans, did not significantly increase expected losses on this cohort.

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans that were recently modified or delinquent), it projects defaults on presently current loans by applying a CDR

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
curve. The start of that CDR curve is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that was calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant and then steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 1.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were recently modified or delinquent, or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36-month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. The Company assumes in the base case that recent (still historically elevated) loss severities will improve after loans with accumulated delinquencies and foreclosure cost are liquidated. The Company is assuming in the base case that the recent levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18-month period, declining to 40% in the base case over 2.5 years.
The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien U.S. RMBS

	As of December 31, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Alt-A and Prime
Plateau CDR	0.9% - 10.6%	5.5%	0.0% - 6.2%	4.7%
Final CDR	0.0% - 0.5%	0.3%	0.0% - 0.3%	0.2%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		70%
2007+	60%		70%
Option ARM
Plateau CDR	1.8% - 11.9%	8.3%	2.3% - 10.0%	7.3%
Final CDR	0.1% - 0.6%	0.4%	0.1% - 0.5%	0.4%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		60%
2007+	60%		60%
Subprime
Plateau CDR	2.9% - 10.0%	4.9%	2.7% - 10.2%	5.4%
Final CDR	0.1% - 0.5%	0.2%	0.1% - 0.5%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		70%
2007+	60%		70%

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a pattern similar to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2020.

In the third quarter of 2021, the Company implemented a new recovery assumption into its reserving model to reflect observed trends in recoveries of deferred principal balances of modified first lien loans that had been previously written off. The Company now assumes that 20% of the deferred loan balances will eventually be recovered upon sale of the collateral or refinancing of the loans. The addition of this new assumption resulted in an economic benefit of $8.9 million.

    In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2021 and December 31, 2020.

    Total expected loss to be paid on all first lien U.S. RMBS was $86.4 million and $82.8 million as of December 31, 2021 and December 31, 2020, respectively. The $5.4 million economic benefit in 2021 for first lien U.S. RMBS transactions was primarily attributable to the implementation of a recovery assumption for deferred principal balances that had previously been written off, changes in discount rates and improved performance in certain transactions, partially offset by lower excess spread.

Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR. An increase in projected LIBOR decreases excess spread, while lower LIBOR results in higher excess spread. LIBOR is anticipated to be discontinued after June 30, 2023, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR.

The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2021 as it used as of December 31, 2020, increasing and decreasing the periods of stress from those used in the base case.

    In the Company’s most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $6.6 million for all first lien U.S. RMBS transactions. In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $2.6 million for all first lien U.S. RMBS transactions.

Second Lien U.S. RMBS Loss Projections

    Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

    In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Second lien transactions have seen an increase in delinquencies because of COVID-19 related forbearances. As in the case of first lien transactions, starting in the third quarter of 2021, the Company includes remaining COVID-19 forbearance loans in the relevant delinquency categories consistent with all other loans. Assuming all other variables are held constant, applying the higher liquidation rates to the previously forborne

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
loans that remain delinquent, rather than the previous assumption of 20% that was applied to all COVID-19 forborne loans, increased expected losses by approximately $2.8 million for second lien transactions.

Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2020.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period.

The HELOC loans underlying the Company’s insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period. The Company does not apply a CDR increase when such loans are projected to reach their principal amortization period due to the likelihood that those loans will either prepay or once again have their interest-only periods extended. In addition, based on recent trends, in the third quarter of 2021, the Company reduced the CDR floor from 2.5% to 1.0%, as the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2021 and December 31, 2020, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. In the third quarter of 2021, the Company increased its recovery assumption for charged-off loans from 20% to 30%, as shown in the table below, based on recent observed trends. The higher recovery assumption, together with higher actual recoveries and other information obtained on charged-off loans, resulted in a $15.8 million increase in expected recoveries. Such recoveries are assumed to be received evenly over the next five years. If the recovery rate increases to 40%, expected loss to be paid would decrease from current projections by approximately $10.0 million. If the recovery rate decreases to 20% expected loss to be paid would increase from current projections by approximately $10.0 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2020. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

     In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

    The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 HELOCs.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	6.5% - 28.9%	15.1%	5.0% - 15.8%	12.5%
Final CDR trended down to	1.0%		2.5%
Liquidation rates:
Current but recently delinquent (1)	20%		20%
30 – 59 Days Delinquent	30		30
60 – 89 Days Delinquent	40		40
90+ Days Delinquent	60		60
Bankruptcy	55		55
Foreclosure	55		55
Real Estate Owned	100		100
Loss severity on future defaults	98%		98%
Projected future recoveries on previously charged-off loans	30%		20%
___________________
(1)    Prior to the third quarter of 2021, the Company included current loans that had missed one payment (30 + days delinquent) within the last 12 months in this category. The Company observed that during the COVID-19 pandemic: (i) loans that became 60+ days delinquent may have elevated future default risk for longer than a year; and (ii) there may be an increased number of loans that missed only a single payment that should not be considered at elevated risk of default. Based on this view, starting in the third quarter of 2021, the Company includes only current loans that had been 60+ days delinquent within the last 24 months in this category, rather than current loans that had been 30+ days delinquent in the past 12 months.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $21.7 million as of December 31, 2021 and $9.1 million as of December 31, 2020. The $25.8 million economic benefit in 2021 was primarily attributable to higher recoveries on previously charged-off loans and improved performance in certain transactions.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $1.2 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $1.4 million for HELOC transactions.

Structured Finance Excluding U.S. RMBS

    The Company projected that total net expected recovery across its troubled structured finance exposures excluding U.S. RMBS as of December 31, 2021 was $40.5 million, which was primarily attributable to a financial guaranty life insurance transaction. The BIG net par outstanding in this sector was $14.3 million consisting of a life insurance transaction, consumer receivable transactions and other structured finance transactions. The economic loss development during 2021 was $4.2 million, primarily due to LAE for certain transactions, partially offset by higher expected reinsurance recoverables for a life insurance transaction..

Recovery Litigation
    In the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
    The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

4.    Contracts Accounted for as Insurance

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 5, Contracts Accounted for as Credit Derivatives for amounts related to CDS and Note 8, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Premiums

Accounting Policies

    Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor, ceded to another insurer, or acquired in a business combination.

    Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under “Financial Guaranty Insurance Losses.”

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value (discounted at risk free rates) of either (i) contractual premiums due or (ii) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the Company’s stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections primarily due to fair value adjustments recorded in connection with a business combination.

When the Company adjusts prepayment assumptions or expected premium collections for obligations backed by homogeneous pools of assets an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Accretion of the discount on premiums receivable is reported in “net earned premiums”.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. Effective January 1,2020, the Company periodically assesses the need for an allowance for credit loss on premiums receivables.
For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and available liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

    Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums.

Any premiums related to FG VIEs are eliminated upon consolidation.

Insurance Contracts’ Premium Information

Net Earned Premiums

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Scheduled net earned premiums	$71,163	$80,435	$89,182
Accelerations from refundings and terminations	10,776	37,955	33,373
Accretion of discount on net premiums receivable	3,723	2,776	2,591
Net earned premiums	$85,662	$121,166	$125,146

Gross Premium Receivable, Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Beginning of year	$269,756	$255,462	$198,919
Gross written premiums on new business, net of commissions	95,358	42,234	124,792
Gross premiums received, net of commissions	(59,318)	(29,516)	(50,636)
Adjustments:
Changes in the expected term	(4,760)	(5,742)	(17,696)
Accretion of discount, net of commissions on assumed business	2,292	3,926	(1,602)
Foreign exchange gain (loss) on remeasurement	(1,092)	3,135	1,685
Other	191	257	—
December 31,	$302,427	$269,756	$255,462

Approximately 30% and 32% of gross premiums receivable, net of commissions payable at December 31, 2021 and December 31, 2020, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling.

The timing and cumulative amount of actual collections and net earned premiums may differ from those of expected collections and of expected net earned premiums in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in expected lives and new business.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance
Expected Future Premium Collections and Earnings

	As of December 31, 2021
	Future Gross Premiums to be Collected (1)	Future Net Premiums to be Earned (2)
	(in thousands)
2022 (January 1 - March 31)	$16,097	$17,069
2022 (April 1 - June 30)	12,775	17,070
2022 (July 1 - September 30)	5,964	16,557
2022 (October 1 - December 31)	5,758	16,277
Subtotal 2022	40,594	66,973
2023	24,632	61,218
2024	23,793	56,428
2025	22,597	52,196
2026	21,103	47,528
2027-2031	87,743	176,367
2032-2036	59,708	106,047
2037-2041	34,848	36,446
After 2041	36,733	32,137
Total (1)	$351,751	635,340
Future accretion		26,912
Total future net earned premiums		$662,252
____________________
(1)    Net of assumed commissions payable.
(2)     Net of reinsurance.

Selected Information for Financial Guaranty Insurance Policies with Premiums Paid in Installments

	As of December 31,
	2021	2020
	(dollars in thousands)
Premiums receivable, net of commissions payable	$302,427	$269,756
Deferred premium revenue	446,573	421,912
Weighted-average risk-free rate used to discount premiums	1.8%	1.9%
Weighted-average period of premiums receivable (in years)	9.4	9.4

Policy Acquisition Costs

Accounting Policy

    Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

    Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts an annual time study, which requires the use of judgement, to estimate the amount of costs to be deferred.

    Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable.

    DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs and ceding commissions includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

 Roll Forward of Deferred Ceding Commissions, Net of DAC (1)

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Beginning of year	$(21,927)	$(22,340)	$(8,428)
Deferrals	(2,107)	(2,188)	(14,250)
Amortization (2)	818	2,601	338
December 31,	$(23,216)	$(21,927)	$(22,340)
____________________
(1)    The balances are included in “other liabilities” in the consolidated balance sheets.
(2)     Included in “other expenses” in the consolidated statements of operations.

Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as “reinsurance recoverable on unpaid losses”. Any loss and LAE reserves related to FG VIEs are eliminated upon consolidation. Any expected losses to be paid (recovered) on credit derivatives are reflected in the fair value of credit derivatives.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. At contract inception, the entire stand-ready obligation is represented entirely by unearned premium reserve. Unearned premium reserve is deferred premium revenue, less claim payments (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). A loss and LAE reserve for a financial guaranty insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (total losses) exceed the deferred premium revenue, on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as "contra-paid," which reduces the unearned premium reserve. The contra-paid is recognized in “loss and loss adjustment expenses (benefit)” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. “Loss and loss adjustment expenses (benefit)” in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of, or other recoveries in relation to, an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following: (i) a reduction in the corresponding loss and LAE reserve with a benefit to the consolidated statement of operations, (ii) no effect on the consolidated balance sheet or consolidated statement of operations, if “total loss” is not in excess of deferred premium revenue, or (iii) the recording of a salvage asset with a benefit to the consolidated statement of operations if the transaction is in a net recovery position at the reporting date. The ceded component of salvage and subrogation recoverable is reported in “other liabilities”.

Expected Loss to be Expensed

    Expected loss to be expensed represents past or expected future financial guaranty insurance net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
income. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts’ Loss Information

Loss reserves are based on expected loss to be paid (recovered) which is discounted at risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 1.98% with a weighted average of 0.84% as of December 31, 2021 and 0.00% to 1.72% with a weighted average of 0.55% as of December 31, 2020.

The following tables provide information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage) by Sector

	As of December 31,
Sector	2021	2020
	(in thousands)
Public finance:
U.S. public finance	$35,074	$48,449
Non-U.S. public finance	12	24
Public finance	35,086	48,473
Structured finance:
U.S. RMBS	(17,421)	(18,352)
Other structured finance	(45,675)	(38,746)
Structured finance	(63,096)	(57,098)
Total	$(28,010)	$(8,625)

Components of Net Reserve (Salvage)

	As of December 31,
	2021	2020
	(in thousands)
Loss and LAE reserve	$464,021	$528,006
Reinsurance recoverable on unpaid losses	(150,424)	(165,318)
Other payables	364	370
Loss and LAE reserve, net	313,961	363,058
Salvage and subrogation recoverable	(367,709)	(420,894)
Salvage and subrogation reinsurance payable (1)	25,793	49,266
Other recoverables	(55)	(55)
Salvage and subrogation recoverable, net	(341,971)	(371,683)
Net reserve (salvage)	$(28,010)	$(8,625)
___________________
(1)          Reported as a component of “reinsurance balances payable, net” on the consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid, which represents the claim payments made and recoveries received that have not yet been recognized in the statements of operations; (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received); and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Reconciliation of Net Expected Loss to be Paid (Recovered) to Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2021
(in thousands)
Net expected loss to be paid (recovered) - financial guaranty insurance	$178,417
Contra-paid, net	33,048
Salvage and subrogation recoverable, net and other recoverable, net	341,607
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(313,159)
Net expected loss to be expensed (present value)	$239,913

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2021
(in thousands)
2022 (January 1 - March 31)	$4,673
2022 (April 1 - June 30)	4,723
2022 (July 1 - September 30)	4,408
2022 (October 1 - December 31)	4,530
Subtotal 2022	18,334
2023	18,220
2024	20,352
2025	19,896
2026	19,609
2027-2031	86,269
2032-2036	50,194
2037-2041	6,814
After 2041	225
Net expected loss to be expensed	239,913
Future accretion	64,744
Total expected future loss and LAE	$304,657

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
The following table presents the loss and LAE (benefit) reported in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE (Benefit) by Sector

	Year Ended December 31,
Sector	2021	2020	2019
	(in thousands)
Public finance:
U.S. public finance	$(32,644)	$162,555	$86,851
Non-U.S. public finance	(4)	(83)	19
Public finance	(32,648)	162,472	86,870
Structured finance:
U.S. RMBS	(18,856)	(2,358)	(35,187)
Other structured finance	(7,822)	(22,138)	(7,238)
Structured finance	(26,678)	(24,496)	(42,425)
Loss and LAE (benefit)	$(59,326)	$137,976	$44,445

In each of the years presented, the primary component of U.S. public finance loss and LAE (benefit) was Puerto Rico exposures.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2021

	Gross
	BIG 1	BIG 2	BIG 3	Total BIG	Net Total BIG
	(dollars in thousands)
Number of risks (1)	56	12	102	170	170
Remaining weighted-average period (in years)	6.6	9.6	10.6	10.0	9.8

Outstanding exposure:
Par	$270,533	$90,508	$1,599,420	$1,960,461	$1,663,146
Interest	108,118	12,011	748,546	868,675	712,767
Total (2)	$378,651	$102,519	$2,347,966	$2,829,136	$2,375,913

Expected cash outflows (inflows)	$21,599	$23,898	$1,977,951	$2,023,448	$1,671,064
Potential recoveries (3)	(337,647)	(9,038)	(1,278,940)	(1,625,625)	(1,427,903)
Subtotal	(316,048)	14,860	699,011	397,823	243,161
Discount	2,988	(600)	(92,042)	(89,654)	(64,744)
Expected losses to be paid (recovered)	$(313,060)	$14,260	$606,969	$308,169	$178,417

Deferred premium revenue	$15,295	$1,078	$290,685	$307,058	$301,677
Reserves (salvage)	$(320,297)	$13,183	$403,167	$96,053	$(28,448)

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2020

	Gross
	BIG 1	BIG 2	BIG 3	Total BIG	Net Total BIG
	(dollars in thousands)
Number of risks (1)	65	14	101	180	180
Remaining weighted-average period (in years)	7.0	9.2	10.9	10.0	9.7

Outstanding exposure:
Par	$500,566	$33,084	$1,684,968	$2,218,618	$1,830,638
Interest	174,386	8,067	822,536	1,004,989	784,033
Total (2)	$674,952	$41,151	$2,507,504	$3,223,607	$2,614,671

Expected cash outflows (inflows)	$38,173	$10,686	$2,022,301	$2,071,160	$1,719,421
Potential recoveries (3)	(351,252)	(117)	(1,256,752)	(1,608,121)	(1,421,315)
Subtotal	(313,079)	10,569	765,549	463,039	298,106
Discount	5,978	(1,649)	(105,984)	(101,655)	(58,949)
Expected losses to be paid (recovered)	$(307,101)	$8,920	$659,565	$361,384	$239,157

Deferred premium revenue	$24,547	$474	$328,055	$353,076	$346,194
Reserves (salvage)	$(318,019)	$8,658	$416,220	$106,859	$(9,063)
___________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.
(2)Includes amounts related to FG VIEs.
(3)Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Ratings Impact on Financial Guaranty Business

    A downgrade of AGC may result in increased claims under financial guaranties issued by AGC if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of December 31, 2021, AGC had insured approximately $295.6 million net par of VRDOs, of which approximately $15.8 million of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

5.    Contracts Accounted for as Credit Derivatives

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts, derivatives, and FG VIEs. Amounts presented in this note relate only to contracts accounted for as derivatives. See Note 4, Contracts Accounted for as Insurance for

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
amounts that relate to insurance and Note 8, Variable Interest Entities for amounts that are accounted for as FG VIEs. The Company’s credit derivatives (financial guaranty contracts that meet the definition of a derivative in accordance with GAAP) are primarily CDS and also include interest rate swaps.

Credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are reported in “net change in fair value of credit derivatives” in the consolidated statement of operations. The fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract-by-contract basis in the Company's consolidated balance sheets. See Note 9, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

The components of the Company’s credit derivative net par outstanding by sector are presented in the table below. The estimated remaining weighted average life of credit derivatives was 13.9 years and 12.8 years as of December 31, 2021 and December 31, 2020, respectively.

Credit Derivatives (1)

	As of December 31, 2021		As of December 31, 2020
Sector	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in thousands)
U.S. public finance	$1,050,754	$(70,346)	$1,105,886	$(33,283)
Non-U.S. public finance	969,721	(25,249)	1,187,408	(15,101)
U.S. structured finance	364,635	(26,419)	883,620	(24,835)
Non-U.S. structured finance	135,320	(2,407)	136,700	(4,951)
Total	$2,520,430	$(124,421)	$3,313,614	$(78,170)
____________________
(1)    Expected loss to be paid was $3.7 million as of December 31, 2021 and expected recoveries were $1.6 million as of December 31, 2020.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2021		As of December 31, 2020
Rating Category	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in thousands)
AAA	$806,691	32.0%	$1,036,208	31.3%
AA	1,155,731	45.9%	1,318,148	39.8%
A	207,599	8.2%	359,492	10.8%
BBB	297,360	11.8%	498,022	15.0%
BIG	53,049	2.1%	101,744	3.1%
Credit derivative net par outstanding	$2,520,430	100.0%	$3,313,614	100.0%

Fair Value of Credit Derivatives

Fair Value Gains (Losses) on Credit Derivatives

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Realized gains (losses) and other settlements	$(4,880)	$(2,736)	$(7,393)
Net unrealized gains (losses)	(47,167)	78,234	(38)
Fair value gains (losses) on credit derivatives	$(52,047)	$75,498	$(7,431)

    During 2021, fair value losses on credit derivatives were generated primarily as a result of the decreased cost to buy protection on AGC, as the market cost of AGC’s credit protection decreased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased, the implied spreads that the Company would expect to receive on these transactions increased. These losses were partially offset by price improvement in certain underlying collateral and the termination of certain CDS transactions.

During 2020, fair value gains on credit derivatives were generated primarily as a result of the increased cost to buy protection on AGC. Some of the unrealized fair value gains from the increased cost to buy protection on AGC was limited by certain transactions reaching their floor levels. As of December 31, 2020, approximately 52% of the fair value of CDS contracts was related to transactions that had reached their floors, which consisted of two transactions with $1.7 billion in net par outstanding.

During 2019, fair value losses on credit derivatives were generated primarily as a result of the decreased cost to buy protection on AGC, changes in discount rates and amount paid in relation to certain structured finance CDS transactions. These losses were partially offset by price improvements on the underlying collateral of the Company’s CDS.

    The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk primarily based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC (in basis points)

	As of December 31,
	2021	2020	2019
Five-year CDS spread	49	132	41
One-year CDS spread	16	36	9

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC Credit Spread

	As of December 31,
	2021	2020
	(in thousands)
Fair value of credit derivatives before effect of AGC credit spread	$(182,221)	$(256,575)
Plus: Effect of AGC credit spread	57,800	178,405
Net fair value of credit derivatives	$(124,421)	$(78,170)

The fair value of CDS contracts as of December 31, 2021, before considering the benefit applicable to AGC’s credit spread, is a direct result of the relatively wider credit spreads under current market conditions compared to those at the time of underwriting for certain underlying credits with longer tenor.

Collateral Posting for Certain Credit Derivative Contracts

The transaction documentation with one counterparty for $17.7 million in CDS gross par insured by the Company requires the Company to post collateral, subject to a $17.7 million cap, to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. As of December 31, 2021, the Company did not need to post collateral to satisfy these requirements.

6.    Reinsurance

The Company assumes portions of insured risks (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 4, Contracts Accounted for as Insurance, are followed. For any assumed or ceded credit derivative contracts, the accounting model in Note 5, Contracts Accounted for as Credit Derivatives, is followed.

Assumed and Ceded Business

The Company assumes business (Assumed Business) from three affiliated companies, AGM, Assured Guaranty UK Limited (AGUK) and Assured Guaranty (Europe) SA (AGE), as well as from several non-affiliated companies, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business (Legacy Monoline Insurers). See Note 13, Related Party Transactions, for a more detailed description of the Company’s Assumed Business from affiliates. The Company, if required, secures its reinsurance obligations to these Legacy Monoline Insurers, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a U.S. statutory basis. The Company also cedes portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. See Note 13, Related Party Transactions, for a description of business the Company cedes to affiliated companies. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations attributable to the Assumed and Ceded Businesses. See Note 13, Related Party Transactions, for balances with affiliates.

Effect of Reinsurance on Premiums Written, Premiums Earned and Loss and LAE (Benefit)

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Premiums Written:
Direct	$54,397	$37,122	$104,416
Assumed (1)	40,806	(1,251)	544
Ceded (2)	(5,850)	(17,970)	(52,520)
Net	$89,353	$17,901	$52,440

Premiums Earned:
Direct	$66,261	$109,887	$118,630
Assumed	39,830	49,354	59,109
Ceded (2)	(20,429)	(38,075)	(52,593)
Net	$85,662	$121,166	$125,146

Loss and LAE (benefit):
Direct (3)	$(85,172)	$194,020	$53,669
Assumed	9,710	5,340	13,825
Ceded (2)	16,136	(61,384)	(23,049)
Net	$(59,326)	$137,976	$44,445
 ____________________
(1)    Negative assumed premiums written were due to terminations and changes in expected debt service schedules.
(2)    Ceded amounts mainly consist of cessions to affiliates. The 2021 ceded premiums written includes the effect of the MAC Transaction, see Note 1, Business and Basis of Presentation.
(3)     See Note 3, Expected Loss to be Paid (Recovered), for additional information on the economic loss development (benefit).

    In addition to the items presented in the table above, the Company records the effect of assumed and ceded credit derivative exposures in “fair value gains (losses) on credit derivatives” in the consolidated statements of operations. These amounts were gains of $9.2 million in 2021, losses of $4.0 million in 2020 and gains of $7.7 million in 2019.

Ceded Reinsurance (1)

	As of December 31, 2021		As of December 31, 2020
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in thousands)
Ceded premium payable, net of commissions	$107,185	$—	$89,876	$—
Ceded expected loss to be recovered	130,411	186	122,939	186
Ceded unearned premium reserve	191,336	1,808	198,314	1,905
Ceded par outstanding (2)	8,494,508	25,500	10,842,661	25,500
____________________
(1)    There was no collateral posted by non-affiliated reinsurers as of December 31, 2021 and December 31, 2020. The total collateral posted by affiliated reinsurers was $163.8 million and $170.6 million as of December 31, 2021 and December 31, 2020, respectively.
(2)    Of the total par ceded to a non-affiliated reinsurer, none is rated BIG as of either December 31, 2021 or December 31, 2020. Of the total par ceded to affiliates, $306.7 million and $405.9 million is rated BIG as of December 31, 2021 and December 31, 2020, respectively.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
    In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. These reinsurers are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers post collateral on terms negotiated with the Company.

Commutations of Previously Ceded Business

In the second quarter of 2021, in connection with the MAC Transaction, the Company reassumed $2.1 billion in net par of its remaining cessions to MAC. This commutation resulted in an increase of net unearned premium reserve of $24.4 million and a commutation gain of $7.3 million in 2021. See Note 1, Business and Basis of Presentation, for a description of the merger of MAC with and into AGM, with AGM as the surviving company, effective April 1, 2021.

7.    Investments and Cash

Accounting Policy

Fixed-maturity debt securities are classified as available-for-sale and are measured at fair value. Loss mitigation securities are accounted for based on their underlying investment type, excluding the effects of the Company’s insurance. Unrealized gains and losses that are not associated with credit related factors are reported as a “component of accumulated other comprehensive income” (AOCI), net of deferred income taxes, in shareholder’s equity. Available-for-sale fixed-maturity securities are recorded on a trade-date basis.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

Equity method investments include a 35% investment in AGAS and other investments. Prior to April 1, 2021, the Company also had a 39.3% ownership interest in MAC (See Note 1, Business and Basis of Presentation, for MAC’s merger with and into AGM and AGM purchasing AGC's interest in MAC Holdings). For investees that are pass-through entities, changes in the value of equity method investments are reported in the consolidated statements of operations in “equity in earnings of investees”. For other investees, changes in these values are reported in “equity in after-tax earnings (loss) of investees.” The Company classifies distributions received from equity method investments using the cumulative earnings approach in the consolidated statements of cash flows. Under the cumulative earnings approach, distributions received up to the amount of cumulative equity in earnings recognized are treated as returns on investment within operating cash flows and those in excess of that amount are treated as returns of investment within investing cash flows.

Cash consists of cash on hand and demand deposits.

Net investment income primarily includes the income earned on fixed-maturity securities and short-term investments, including amortization of premiums and accretion of discounts. For mortgage backed securities and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. For securities other than purchased credit deteriorated (PCD) securities, any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Net realized investment gains (losses) include sales of investments, which are determined using the specific identification method, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more likely than not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion) for periods starting on or after January 1, 2020, or other-than-temporary impairments for reporting periods prior to January 1, 2020.

For all securities that were originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in “other assets”.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Credit Losses

Credit Impairment – Subsequent to the Adoption of the Financial Instruments Credit Losses Standard on January 1, 2020:

For fixed-maturity securities for which a decline in the fair value below the amortized cost is due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to net realized investment gains (losses). The allowance for credit losses is limited to the difference between amortized cost and fair value. The estimated recoverable value is the present value of cash flows expected to be collected, as determined by management. The difference between fair value and amortized cost that is not associated with credit related factors is presented as a component of AOCI.

When estimating future cash flows for fixed-maturity securities, management considers the historical performance of underlying assets and available market information as well as bond-specific considerations. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by security type:

•the extent to which fair value is less than amortized cost;
•credit ratings;
•any adverse conditions specifically related to the security, industry, and/or geographic area;
•changes in the financial condition of the issuer, or underlying loan obligors;
•general economic and political factors;
•remaining payment terms of the security;
•prepayment speeds;
•expected defaults; and
•the value of any embedded credit enhancements.

Credit losses are reassessed each period. The allowance for credit losses and the corresponding charge to net realized investment gains (losses) can be reversed if conditions change, however, the allowance for credit losses will never be reduced below zero. When the Company determines that all or a portion of a fixed-maturity security is uncollectible, the uncollectible amortized cost amount is written off with a corresponding reduction to the allowance for credit losses. If cash flows that were previously written off are collected, the recovery is recognized in “net realized investment gains (losses)”.

An allowance for credit loss is not established upon initial recognition of an available-for-sale debt security, except for PCD securities. PCD securities are defined as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by the Company’s assessment. An initial allowance for credit loss is recognized on the date of acquisition of PCD securities. The amortized cost of PCD securities on the date of acquisition is equal to the purchase price plus the allowance for credit loss, but no credit loss expense is recognized in the statement of operations on the date of acquisition. After the date of acquisition, deterioration (or improvement) in credit will result in an increase (or decrease) to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company performs a discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable or adverse changes in expected cash flows are recognized as a decrease (or increase) to the allowance for credit losses. Those changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment of the security’s yield within net investment income.

The Company has elected to not measure credit losses on its accrued interest receivable and instead writes off accrued interest at the earliest to occur: (i) the date it is deemed uncollectible; or (ii) when it is six months past due. All write-offs of accrued interest are recorded as a reduction to net investment income in the consolidated statements of operations. For securities the Company intends to sell and securities for which it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost, and the fair value of the security is below amortized cost, the amortized cost is written down to current fair value, with a corresponding charge to net realized investment gains (losses). No allowance is established in these situations and any previously recorded allowance is reversed. The new cost basis is not adjusted for subsequent increases in estimated fair value.

The length of time an instrument has been impaired or the effect of changes in foreign exchange rates are not considered in the Company’s assessment of credit loss. The assessment of whether a credit loss exists is performed each reporting period.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Credit Impairment – Prior to the Adoption of the Financial Instruments Credit Losses Standard on January 1, 2020:

Changes in fair value for other-than-temporarily-impaired securities were bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities were reported in “net realized investment gains (losses).”

The Company had a formal review process to determine other-than-temporary impairment (OTTI) for securities in its investment portfolio where there was no intent to sell and it was not more-likely-than-not that it would have been required to sell the security before recovery. Factors considered when assessing impairment included:

•a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;
•a decline in the market value of a security for a continuous period of 12 months;
•recent credit downgrades of the applicable security or the issuer by rating agencies;
•the financial condition of the applicable issuer;
•whether loss of investment principal is anticipated;
•the impact of foreign exchange rates; and
•whether scheduled interest payments are past due.

The Company assessed the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security was in an unrealized loss position and its net present value was less than the amortized cost of the investment, an OTTI was recorded. The net present value was calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows were driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company developed these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage backed and asset backed securities, cash flow estimates also included prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. In addition to the factors noted above, the Company also sought advice from its outside investment managers.

The assumptions used in these projections required the use of significant management judgment. If management's assessment changed in the future, the Company may have ultimately recorded a loss after having originally concluded that the decline in value was temporary.

For securities in an unrealized loss position where the Company had the intent to sell or it is more-likely-than-not that it would be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security’s fair value and its amortized cost) was recorded in the consolidated statements of operations. Credit losses reduced the amortized cost of impaired securities. The amortized cost basis was adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in “net investment income”.

Investment Portfolio

    The investment portfolio consists of both externally and internally managed portfolios. The majority of the investment portfolio is managed by three outside managers and AssuredIM, for which the Company has established investment guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The internally managed portfolio primarily consists of the Company’s investments in: (i) securities acquired for loss mitigation purposes; (ii) securities managed under an Investment Management Agreement (IMA) with AGC’s affiliate, AssuredIM; (iii) other investments including certain fixed-maturity and short-term securities; and (iv) equity method investments. Other than AGC’s investments in AGAS and until April 1, 2021, MAC Holdings, its equity method investments are generally less liquid alternative investments.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Investment Portfolio
Carrying Value

	As of December 31,
	2021	2020
	(in thousands)
Fixed-maturity securities (1):
Externally managed	$1,810,620	$1,774,069
Loss mitigation securities and other	466,119	470,408
AssuredIM managed	120,589	124,345
Short-term investments (2)	231,374	65,609
Equity method investments:
MAC Holdings	—	218,859
AGAS	215,825	188,706
Other	9,213	6,727
Other invested assets	1,166	1,415
Total	$2,854,906	$2,850,138
____________________
(1)    16.5% and 17.0% of fixed-maturity securities were rated BIG, as of December 31, 2021 and December 31, 2020, respectively, consisting primarily of loss mitigation securities.
(2)     Weighted average credit rating of AAA as of both December 31, 2021 and December 31, 2020, based on the lower of the Moody’s and S&P classifications.

AGM and AGC are authorized to invest up to $750.0 million in the aggregate in AssuredIM Funds through their jointly owned investment subsidiary AGAS. AGC is authorized for $262.5 million of this aggregate amount. As of December 31, 2021, AGAS had total commitments to AssuredIM Funds of $702.4 million of which $458.1 million represented net invested capital and $244.3 million was undrawn. This capital was committed to several funds, each dedicated to a single strategy, including collateralized loan obligations (CLOs), asset-based finance, healthcare structured capital and municipal bonds. As of December 31, 2021 and December 31, 2020, the fair value of AGAS’s interest in AssuredIM Funds was $543.2 million and $344.9 million, respectively. AGC’s 35% ownership interest in AGAS was $215.8 million and $188.7 million as of December 31, 2021 and December 31, 2020, respectively, reported in “equity method investments” in the consolidated balance sheets. See Note 13, Related Party Transactions, for a description of AGAS ownership.

Accrued investment income was $20.7 million and $21.7 million as of December 31, 2021 and December 31, 2020, respectively. In 2021 and 2020, the Company did not write off any accrued investment income.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Fixed-Maturity Securities by Security Type
As of December 31, 2021

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating (2)
	(dollars in thousands)
Obligations of state and political subdivisions	59%	$1,322,159	$(11,772)	$124,164	$(2,483)	$1,432,068	$(283)	AA-
U.S. government and agencies	1	24,944	—	231	(172)	25,003	—	AA+
Corporate securities (3)	19	425,299	(517)	20,384	(1,704)	443,462	(866)	A-
Mortgage-backed securities (4):
RMBS	1	20,795	(780)	2,243	(609)	21,649	(543)	BBB
Commercial mortgage-backed securities (CMBS)	1	28,932	—	1,731	—	30,663	—	AAA
Asset-backed securities:
CLOs	3	64,997	—	121	(8)	65,110	—	AA
Other	16	367,640	(11,012)	24,839	(2,094)	379,373	(2,094)	CCC
Total fixed-maturity securities	100%	$2,254,766	$(24,081)	$173,713	$(7,070)	$2,397,328	$(3,786)	A-

Fixed-Maturity Securities by Security Type
As of December 31, 2020

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating (2)
	(dollars in thousands)
Obligations of state and political subdivisions	60%	$1,307,654	$(11,112)	$146,713	$(5)	$1,443,250	$—	AA-
U.S. government and agencies	2	40,092	—	869	(2)	40,959	—	AA+
Corporate securities (3)	16	339,286	—	34,099	(62)	373,323	—	A-
Mortgage-backed securities (4):
RMBS	2	35,209	(448)	2,619	(503)	36,877	(444)	A-
CMBS	1	29,580	—	3,415	—	32,995	—	AAA
Asset-backed securities:
CLOs	3	55,150	—	103	(72)	55,181	—	AA
Other	16	365,558	(6,147)	29,410	(2,584)	386,237	(2,584)	CCC
Total fixed-maturity securities	100%	$2,172,529	$(17,707)	$217,228	$(3,228)	$2,368,822	$(3,028)	A-
___________________
(1)    Based on amortized cost.
(2)    Ratings represent the lower of the Moody’s and S&P classifications except for loss mitigation or risk management securities, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.
(3)    Includes securities issued by taxable universities and hospitals.
(4)    U.S. government-agency obligations were approximately 27% of mortgage backed securities as of December 31, 2021 and 41% as of December 31, 2020 based on fair value.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Gross Unrealized Loss by Length of Time
for Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2021

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$51,951	$(857)	$8,741	$(1,343)	$60,692	$(2,200)
U.S. government and agencies	—	—	6,573	(172)	6,573	(172)
Corporate securities	33,769	(349)	12,117	(489)	45,886	(838)
Mortgage-backed securities:
RMBS	4,729	(59)	17	(7)	4,746	(66)
CMBS	425	—	—	—	425	—
Asset-backed securities:					—	—
CLOs	16,292	(8)	—	—	16,292	(8)
Total	$107,166	$(1,273)	$27,448	$(2,011)	$134,614	$(3,284)
Number of securities		59		16		75

Gross Unrealized Loss by Length of Time
for Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$947	$(5)	$—	$—	$947	$(5)
U.S. government and agencies	1,097	(2)	—	—	1,097	(2)
Corporate securities	10,026	(62)	—	—	10,026	(62)
Mortgage-backed securities:
RMBS	488	(3)	1,071	(56)	1,559	(59)
Asset-backed securities:
CLOs	29,711	(61)	5,282	(11)	34,993	(72)
Total	$42,269	$(133)	$6,353	$(67)	$48,622	$(200)
Number of securities		20		6		26

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2021 and December 31, 2020 were not related to credit quality. In addition, the Company currently does not intend, and is not required, to sell investments in an unrealized loss position prior to expected recovery in value. As of December 31, 2021, of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, eight securities had unrealized losses in excess of 10% of their carrying value, whereas as of December 31, 2020 one security had unrealized losses in excess of 10% of its carrying value. The total unrealized loss for these securities was $1.5 million as of December 31, 2021 and $8 thousand as of December 31, 2020.

    The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2021 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Distribution of Fixed-Maturity Securities by Contractual Maturity
As of December 31, 2021

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$27,737	$28,142
Due after one year through five years	329,202	344,659
Due after five years through 10 years	572,063	597,756
Due after 10 years	1,276,037	1,374,459
Mortgage-backed securities:
RMBS	20,795	21,649
CMBS	28,932	30,663
Total	$2,254,766	$2,397,328

Based on fair value, investments and other assets that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $101.2 million as of December 31, 2021 and $102.9 million, as of December 31, 2020. In addition, the total collateral required to be funded into a reinsurance trust account by AGC for the benefit of AGUK and AGE was $317.5 million as of December 31, 2021 and $354.0 million as of December 31, 2020, based on fair value.

There were no investments that were non-income producing for the years ended December 31, 2021 and December 31, 2020.

Net Investment Income

Net investment income is a function of the yield that the Company earns on fixed-maturity securities and short-term investments, and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Net Investment Income

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Investment income:
Externally managed	$55,181	$62,285	$70,123
Loss mitigation securities and other	30,544	32,130	66,022
Managed by AssuredIM (1)	3,809	2,046	—
Interest income on loan receivable from parent	3,063	3,063	766
Investment income	92,597	99,524	136,911
Investment expenses	(1,647)	(1,934)	(2,078)
Net investment income	$90,950	$97,590	$134,833
____________________
(1)    Represents interest income on a portfolio of CLOs and municipal bonds managed by AssuredIM under an IMA.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Realized Investment Gains (Losses)

    The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Gross realized gains on sales available-for-sale securities	$1,622	$8,497	$9,742
Gross realized losses on sales available-for-sale securities	(966)	(2,120)	(515)
Change in credit impairment and intent to sell (1)	(6,630)	(938)	(1,112)
Other net realized gains (losses)	603	3,438	313
Net realized investment gains (losses)	$(5,371)	$8,877	$8,428
____________________
(1)Change in credit impairment for 2021 and 2019 related primarily to loss mitigation securities. The change in credit impairment in 2020 related primarily to non-loss mitigation securities that had been designated as intent to sell.

The following table presents the roll forward of the credit losses on fixed-maturity securities for which the Company has recognized an allowance for credit losses in 2021 and 2020, or an OTTI in 2019 and for which unrealized loss was recognized in AOCI.

Roll Forward of Credit Losses for Fixed-Maturity Securities

	Year Ended December 31,
	2021	2020	2019
	Allowance for Credit Losses		OTTI
	(in thousands)
Balance, beginning of period	$17,707	$—	$12,566
Effect of adoption of accounting guidance on credit losses on January 1, 2020	—	17,370	—
Additions for securities for which credit impairments were not previously recognized	2,945	133	—
Additions (reductions) for credit losses on securities for which credit impairments were previously recognized	3,490	337	610
Reductions for securities sold and other settlements	(61)	(133)	(11,453)
Balance, end of period	$24,081	$17,707	$1,723

The Company recorded $6.4 million in credit loss expense for the year ended December 31, 2021 and de minimis credit loss expense in 2020. The Company did not purchase any securities with credit deterioration during the periods presented. Most of the Company’s securities with credit deterioration are loss mitigation or other risk management securities.

Equity Method Investments

The table below presents summarized distributions from MAC Holdings and the initial capitalization of AGAS. On April 1, as part of the MAC Transaction discussed in Note 1, Business and Basis of Presentation, AGC sold its interest in MAC Holdings to its affiliate, AGM, for $66.9 million.

Distributions and Capital Contributions

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Dividends paid by MAC Holdings to AGC	$—	$5,679	$31,017
Return of capital from MAC Holdings to AGC	131,482	1,945	10,248
Capitalization of AGAS	—	—	(175,000)

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Equity in Earnings of Investees

Equity in Earnings of Investees

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
AGAS	$27,119	$14,220	$—
Other	2,943	1,743	692
Total equity in earnings of investees	$30,062	$15,963	$692

Equity in After-tax Earnings (Loss) of Investee

Equity in after-tax earnings (loss) of investee was primarily attributable to MAC Holdings and was $(3.7) million in 2021, $14.2 million in 2020 and $18.9 million in 2019. See Note 1, Business and Basis of Presentation, for MAC’s merger with and into AGM and AGM purchasing AGC’s interest in MAC Holdings.

8.    Variable Interest Entities

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. For entities determined to be a VIE, and for which the Company has a variable interest, the Company assesses whether it is the primary beneficiary of the VIE. The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with an entity and continuously reassesses whether it is the primary beneficiary. In determining whether it is the primary beneficiary, the Company considers all facts and circumstances, including an evaluation of economic interests in the VIE held directly and indirectly through related parties and entities under common control. The Company is the primary beneficiary of a VIE when it has both: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

If the Company concludes that it is the primary beneficiary of the VIE, it consolidates the VIE in the Company’s consolidated financial statements. If, as part of its continual reassessment of the primary beneficiary determination, the Company concludes that it is no longer the primary beneficiary of a VIE, the Company deconsolidates the entity and recognizes the impact of that change on the consolidated financial statements.

The Company has elected the fair value option for assets and liabilities of FG VIEs. Upon initial adoption of the new accounting guidance for VIEs in 2010, the Company elected to fair value its FG VIE assets and liabilities as the carrying amount transition method was not practical. To allow for consistency in the accounting for its consolidated FG VIE assets and liabilities, the Company has elected the fair value option for FG VIEs that it has subsequently consolidated. The Company records the fair value of FG VIEs’ assets and liabilities based on modeled prices.

The net change in the fair value of consolidated FG VIEs’ assets and liabilities is reported in “fair value gains (losses) on FG VIEs” in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in other comprehensive income (OCI). Interest income and interest expense are derived from the trustee reports and also included in “fair value gains (losses) on FG VIEs”.

The inception-to-date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens, more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs’ activities. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflows to the holders of the debt issued by the FG VIEs for claim payments made by the Company's insurance subsidiaries to the consolidated FG VIEs until the subsequent reporting period. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date.

The cash flows generated by the FG VIEs’ assets are classified as cash flows from investing activities. Paydowns of FG VIEs’ liabilities are supported by the cash flows generated by FG VIEs’ assets, and for liabilities with recourse, possibly claim payments made by AGC under its financial guaranty insurance contracts. Paydowns of FG VIEs’ liabilities both with and without recourse are classified as cash flows used in financing activities. Interest income, interest expense and other expenses of the FG VIEs’ assets and liabilities are classified as operating cash flows. Claim payments made by AGC under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIEs’ liabilities and as a financing activity as opposed to an operating activity of AGC.

FG VIEs

AGC provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations it guarantees. The transaction structure generally provides certain financial protection to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, AGC's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs, generate interest income that is in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

    AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero by maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid (recovered) for FG VIEs is included in Note 3, Expected Loss to be Paid (Recovered).

As part of the terms of its financial guaranty contracts, AGC, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGC additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGC typically is not deemed to control the VIE; however, once a trigger event occurs, AGC's control of the VIE typically increases. AGC continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGC and, accordingly, where AGC is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGC is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to AGC's financial guaranty contracts. If the protective rights that could make AGC the control party have not been triggered, then the VIE is not consolidated. If AGC is deemed no longer to have those protective rights, the VIE is deconsolidated.

The FG VIEs’ liabilities that are guaranteed by AGC are considered to be with recourse, because they guarantee the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’ liabilities that are not guaranteed by AGC are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs’ assets.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Number of Consolidated FG VIEs

	Year Ended December 31,
	2021	2020	2019

Beginning of year	6	6	8
Consolidated (1)	—	1	—
Deconsolidated (1)	—	(1)	—
Matured	—	—	(2)
December 31	6	6	6
____________________
(1)    Net loss on consolidation was $1.1 million in 2020. Net gain on deconsolidation was $1.0 million in 2020.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated balance sheets, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs by Type of Collateral

	As of December 31,
	2021	2020
	(in thousands)
FG VIEs’ assets:
U.S. RMBS first lien	$15,292	$16,086
U.S. RMBS second lien	15,294	22,725
Total FG VIEs’ assets	$30,586	$38,811

FG VIEs’ liabilities with recourse:
U.S. RMBS first lien	$12,188	$13,744
U.S. RMBS second lien	13,956	23,031
Total FG VIEs’ liabilities with recourse	$26,144	$36,775

FG VIEs’ liabilities without recourse:
U.S. RMBS first lien	$2,351	$1,254
Total FG VIEs’ liabilities without recourse	$2,351	$1,254

The change in the ISCR of the FG VIEs’ assets held as of December 31, 2021, 2020 and 2019 that was reported in the consolidated statements of operations for 2021, 2020 and 2019 were gains of $1.1 million, $1.7 million and $10.4 million, respectively. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

	As of December 31,
	2021	2020
	(in thousands)
Excess of unpaid principal over fair value of:
FG VIEs’ assets	$24,983	$27,368
FG VIEs’ liabilities with recourse	3,009	3,953
FG VIEs’ liabilities without recourse	442	589
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	5,994	7,963
Unpaid principal for FG VIEs’ liabilities with recourse (1)	29,153	40,728
____________________
(1)    FG VIEs’ liabilities with recourse will mature at various dates ranging from 2023 through 2038.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Other Consolidated VIEs

    In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement that results in the termination of the original insured financial guaranty insurance or credit derivative contract, the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIEs’ assets and FG VIEs’ liabilities. The total assets and liabilities of such VIE were $96.1 million and $11.1 million as of December 31, 2021 and a $96.2 million and $2.8 million as of December 31, 2020, primarily reported in “investments” and “credit derivative liabilities” on the consolidated balance sheets.

Non-Consolidated VIEs

    As described in Note 2, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately three thousand policies monitored as of December 31, 2021, approximately one thousand policies are not within the scope of FASB Accounting Standards Codification (ASC) 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of December 31, 2021 and 2020, the Company identified 62 and 72 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated six FG VIEs as of both December 31, 2021 and December 31, 2020. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 2, Outstanding Exposure.

9.    Fair Value Measurement

Accounting Policy

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2021, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

    The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset’s or liability’s categorization is based on the lowest level of significant input to its valuation.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There was a transfer of a fixed-maturity security from Level 3 to Level 2 during 2020. There were no other transfers into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity securities is more subjective when markets are less liquid due to the lack of market based inputs.

    As of December 31, 2021, the Company used models to price 61 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $515.8 million. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.
Short-Term Investments

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Other Assets

Committed Capital Securities (CCS)

    The fair value of CCS, which is reported in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 10,

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Note Payable to Affiliate and Credit Facilities). The change in fair value of the AGC CCS is recorded in “fair value gains (losses) on CCS” in the consolidated statements of operations. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGC CCS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

    The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes in the fair value reported in the consolidated statements of operations. The Company did not enter into CDS contracts with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2021 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The various inputs and assumptions that are key to the measurement of the Company’s fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules. The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

    With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. It is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from trading desks for the specific asset in question. The Company validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are unpublished spread quotes from market participants or market traders who are not trustees. The Company obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).
•Transactions priced or closed during a specific quarter within a specific asset class and specific rating.
•Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.
•Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

The rates used to discount future expected premium cash flows ranged from 0.11% to 1.78% at December 31, 2021 and 0.19% to 1.33% at December 31, 2020.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on AGC, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on AGC’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a transaction generally decreases.

In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Based on fair value, approximately 52% of the Company's CDS contracts were fair valued using this minimum premium as of December 31, 2020. As of December 31, 2021 the corresponding percentage was de minimis. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties periodically. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. When AGC's credit spreads widen, the hedging cost of a bank or originator increases. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of such contract and discounting such amounts using the LIBOR corresponding to the weighted average remaining life of the contract.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•    The model takes into account the transaction structure and the key drivers of market value.
•    The model maximizes the use of market-driven inputs whenever they are available.
•    The model is a consistent approach to valuing positions.

The primary weaknesses of the Company’s CDS modeling techniques are:

•    There is no exit market or any actual exit transactions; therefore, the Company’s exit market is a hypothetical one based on the Company’s entry market.
•    There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.
•    The markets for the inputs to the model are highly illiquid, which impacts their reliability.
•    Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

FG VIEs’ Assets and Liabilities

The Company elected the fair value option for the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The FG VIEs issued securities are typically collateralized by first lien and second lien RMBS.

    The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and, as applicable, house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third-party, on comparable bonds.

The models used to price the FG VIEs’ liabilities generally apply the same inputs used in determining fair value of FG VIEs’ assets. For those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of debt service is also taken into account.

Significant changes to any of the inputs described above could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the insured tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2021

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Investments, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$—	$1,362,677	$69,391	$1,432,068
U.S. government and agencies	—	25,003	—	25,003
Corporate securities	—	443,462	—	443,462
Mortgage-backed securities:
RMBS	—	12,423	9,226	21,649
CMBS	—	30,663	—	30,663
Asset-backed securities	—	7,272	437,211	444,483
Total fixed-maturity securities	—	1,881,500	515,828	2,397,328
Short-term investments	231,374	—	—	231,374
Other invested assets	—	30	1,136	1,166
FG VIEs’ assets	—	—	30,586	30,586
Other assets (1)	—	—	42,156	42,156
Total assets carried at fair value	$231,374	$1,881,530	$589,706	$2,702,610
Liabilities:
Credit derivative liabilities	$—	$—	$153,799	$153,799
FG VIEs’ liabilities (2)	—	—	28,495	28,495
Total liabilities carried at fair value	$—	$—	$182,294	$182,294

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2020

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Investments, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$—	$1,375,953	$67,297	$1,443,250
U.S. government and agencies	—	40,959	—	40,959
Corporate securities	—	373,323	—	373,323
Mortgage-backed securities:
RMBS	—	25,440	11,437	36,877
CMBS	—	32,995	—	32,995
Asset-backed securities	—	10,922	430,496	441,418
Total fixed-maturity securities	—	1,859,592	509,230	2,368,822
Short-term investments	65,609	—	—	65,609
Other invested assets	—	30	1,379	1,409
FG VIEs’ assets	—	—	38,811	38,811
Other assets (1)	—	—	46,994	46,994
Total assets carried at fair value	$65,609	$1,859,622	$596,414	$2,521,645
Liabilities:
Credit derivative liabilities	$—	$—	$97,282	$97,282
FG VIEs’ liabilities (2)	—	—	38,029	38,029
Total liabilities carried at fair value	$—	$—	$135,311	$135,311
____________________
(1)    Includes credit derivative assets and CCS.
(2)    Includes FG VIEs' liabilities, at fair value with recourse of $26.1 million and $36.8 million as of December 31, 2021 and December 31, 2020, respectively, and without recourse of $2.4 million and $1.3 million as of December 31, 2021 and December 31, 2020, respectively.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2021 and 2020.

Roll Forward of Level 3 Assets and Liabilities
at Fair Value on a Recurring Basis
Year Ended December 31, 2021

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets		Other (6)		Credit Derivative Asset (Liability), net (4)		FG VIEs’ Liabilities (7)
	(in thousands)
Fair value as of December 31, 2020	$67,297		$11,437		$430,496		$38,811		$29,261		$(78,170)		$(38,029)
Total pre-tax realized and unrealized gains (losses) recorded in
Net income (loss)	5,656	(1)	474	(1)	15,000	(1)	5,123	(2)	(15,347)	(3)	(52,047)	(5)	(2,412)	(2)
Other comprehensive income (loss)	1,179		199		(3,806)		—		—		—		121
Purchases	—		—		44,141		—		—		—		—
Sales	(2,767)		—		(10,653)		—		—		—		—
Settlements	(1,974)		(2,884)		(37,967)		(13,348)		—		5,796		11,825
Fair value as of December 31, 2021	$69,391		$9,226		$437,211		$30,586		$13,914		$(124,421)		$(28,495)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2021 included in:
Earnings							$5,581	(2)	$(15,347)	(3)	$(63,986)	(5)	$(2,025)	(2)
OCI	$1,581		$262		$(5,809)								$121

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Roll Forward of Level 3 Assets and Liabilities
at Fair Value on a Recurring Basis
Year Ended December 31, 2020

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets		Other (6)		Credit Derivative Asset (Liability), net (4)		FG VIEs’ Liabilities (7)
	(in thousands)
Fair value as of December 31, 2019	$71,701		$13,952		$411,108		$49,311		$29,143		$(155,231)		$(48,012)
Total pre-tax realized and unrealized gains (losses) recorded in
Net income (loss)	3,153	(1)	735	(1)	22,976	(1)	856	(2)	118	(3)	75,498	(5)	(1,297)	(2)
Other comprehensive income (loss)	(5,501)		(400)		(7,910)		—		—		—		1,168
Purchases	—		—		38,836		—		—		—		—
Sales	—		—		(24,040)		—		—		—		—
Settlements	(2,056)		(2,850)		(10,288)		(11,153)		—		1,563		10,233
FG VIE consolidation	—		—		—		10,603		—		—		(11,987)
FG VIE deconsolidation	—		—		—		(10,806)		—		—		11,866
Transfers out of Level 3	—		—		(186)		—		—		—		—
Fair value as of December 31, 2020	$67,297		$11,437		$430,496		$38,811		$29,261		$(78,170)		$(38,029)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2020 included in:
Earnings							$1,754	(2)	$118	(3)	$78,313	(5)	$(1,627)	(2)
OCI	$(4,937)		$(28)		$(4,743)								$1,168
____________________
(1)    Included in “net realized investment gains (losses)” and “net investment income”.
(2)    Included in “fair value gains (losses) on FG VIEs”.
(3)    Reported in “fair value gains (losses) on CCS” and “other income (loss)”.
(4)    Represents the net position of credit derivatives. Credit derivative assets (reported in “other assets”) and credit derivative liabilities (presented as a separate line item) are shown as either assets or liabilities in the consolidated balance sheets based on net exposure by transaction.
(5)    Reported in “fair value gains (losses) on credit derivatives”.
(6)    Includes CCS and other invested assets.
(7)    Includes FG VIEs’ liabilities with recourse and FG VIEs’ liabilities without recourse.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2021

Financial Instrument Description (1)	Fair Value (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$69,391	Yield	4.4%	-	24.5%	5.8%
RMBS	9,226	CPR	0.0%	-	22.7%	18.4%
		CDR	2.0%	-	12.0%	8.1%
		Loss severity	50.0%	-	125.0%	89.0%
		Yield	3.8%	-	5.6%	5.1%
Asset-backed securities:
Life insurance transactions	334,392	Yield	5.0%
CLOs	65,110	Discount Margin	0.8%	-	2.9%	1.6%
Others	37,709	Yield	3.2%	-	7.9%	7.9%
FG VIEs’ assets	30,586	CPR	6.1%	-	16.0%	11.2%
		CDR	1.6%	-	12.0%	10.2%
		Loss severity	75.0%	-	100.0%	93.5%
		Yield	3.2%	-	5.3%	4.6%
Other assets	12,778	Implied yield	3.3%
		Term (years)	10 years
Credit derivative liabilities, net	(124,421)	Year 1 loss estimates	0.0%	-	85.8%	0.2%
		Hedge cost (in basis points (bps))	8.0	-	37.1	12.6
		Bank profit (in bps)	0.0	-	187.8	75.7
		Internal floor (in bps)	8.8
		Internal credit rating	AAA	-	CCC	AA
FG VIEs’ liabilities	$(28,495)	CPR	6.1%	-	16.0%	11.2%
		CDR	1.6%	-	12.0%	10.2%
		Loss severity	75.0%	-	100.0%	93.5%
		Yield	1.8%	-	4.6%	3.2%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes an investment recorded in “other invested assets” with fair value of $1.1 million.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2020

Financial Instrument Description (1)	Fair Value (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$67,297	Yield	6.4%	-	33.4%	8.6%
RMBS	11,437	CPR	1.0%	-	30.0%	13.5%
		CDR	1.5%	-	8.8%	5.5%
		Loss severity	45.0%	-	125.0%	88.5%
		Yield	3.7%	-	5.9%	5.3%
Asset-backed securities:
Life insurance transactions	333,866	Yield	5.2%
CLO	55,181	Discount margin	0.7%	-	3.1%	1.8%
Others	41,449	Yield	2.6%	-	9.0%	9.0%
FG VIEs’ assets	38,811	CPR	1.3%	-	13.6%	9.1%
		CDR	3.0%	-	7.8%	6.3%
		Loss severity	75.0%	-	100.0%	94.1%
		Yield	3.6%	-	5.3%	4.5%
Other assets	27,882	Implied yield	4.2%
		Term (years)	10 years
Credit derivative liabilities, net	(78,170)	Year 1 loss estimates	0.0%	-	85.0%	2.4%
		Hedge cost (in bps)	19.4	-	99.2	32.0
		Bank profit (in bps)	47.2	-	329.1	104.3
		Internal floor (in bps)	15.0	-	30.0	23.5
		Internal credit rating	AAA	-	CCC	AA-
FG VIEs’ liabilities	(38,029)	CPR	1.3%	-	13.6%	9.1%
		CDR	3.0%	-	7.8%	6.3%
		Loss severity	75.0%	-	100.0%	94.1%
		Yield	2.6%	-	4.7%	3.3%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes an investment recorded in “other invested assets” with fair value of $1.4 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Parent

    The fair value of the loan receivable from parent was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Note Payable to Affiliate

The fair value of the Company’s note payable to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the note payable to AGM was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2021		As of December 31, 2020
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Loan receivable from parent	$87,500	$96,614	87,500	101,706
Other assets (including other invested assets) (1)	76,941	76,941	21,708	21,708
Financial guaranty insurance contracts (2)	(378,075)	(494,455)	(407,446)	(961,666)
Note payable to affiliate	(300,000)	(333,887)	(300,000)	(354,790)
____________________
(1)    Includes accrued interest, receivable for an unsettled sale of a portion of the Puerto Rico salvage and subrogation recoverable, and receivables for securities sold. Carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

10.    Note Payable to Affiliate and Credit Facilities

Accounting Policy

The note payable to affiliate was recorded at its principal amount. There was no discount or premium at the time of issuance of the note.

Note Payable to Affiliate

    On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This note payable to affiliate carries a simple interest rate of 3.5% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration (MIA). AGC has paid all scheduled due and accrued interest on the surplus note since issuance.

Committed Capital Securities

AGC has entered into put agreements with four separate custodial trusts allowing AGC to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of CCS, investing the proceeds in high-quality assets and entering into put options with AGC. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGC access to new equity capital at its sole discretion through the exercise of the put options. Upon AGC's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGC preferred stock. AGC may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGC continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Prior to 2008, the amounts paid on the CCS were established through an auction process. All of those auctions failed in 2008, and the rates paid on the CCS increased to their maximum. The annualized rate on the AGC CCS is one-month LIBOR plus 250 bps.

See Note 10, Note Payable to Affiliate and Credit Facilities, –Other Assets–Committed Capital Securities, for a discussion of the fair value measurement of the CCS.

Short-Term Loan Facility

On February 3, 2022, the Company entered into a secured short-term loan facility with a major financial institution to partially fund gross payments in connection with the possible resolution of a portion of its Puerto Rico exposures. See Note 2, Outstanding Exposure. The short-term loan facility permits the Company to borrow up to $80 million for up to thirty days to fund insurance claims to be paid by the Company in connection with its Puerto Rico exposures. The one month component would have borne interest at 1.10% per annum. The Company also would have paid a structuring fee on the amounts borrowed under the facility. The Company did not make any drawings under this facility, and its authority to make drawings under the facility terminates on April 30, 2022.

11.    Income Taxes

The Company files its U.S. federal tax return as a part of the consolidated group for Assured Guaranty US Holdings Inc. (AGUS), its direct parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.
Non-interest-bearing tax and loss bonds are purchased in the amount of the tax benefit that results from deducting statutory basis contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Deferred and current tax assets and liabilities are reported in other assets or liabilities on the consolidated balance sheets.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31,
	2021	2020
	(in thousands)
Net deferred tax assets (liabilities)	$24,195	$38,536
Net current tax assets (liabilities)	(718)	(254)

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2021	2020
	(in thousands)
Deferred tax assets:
Net operating loss	$63,328	$116,954
Unearned premium reserves, net	44,789	50,882
Depreciation	19,135	861
Investment basis difference	—	7,755
Other	4,743	1,416
Total deferred tax assets	131,995	177,868

Deferred tax liabilities:
Loss and LAE reserve	48,817	54,042
Unrealized appreciation on investments	25,672	35,639
Market discount on investments	17,995	23,576
Investment basis difference	10,611	—
Unrealized losses on credit derivatives	—	7,115
Other	4,705	18,960
Total deferred tax liabilities	107,800	139,332
Net deferred tax assets (liabilities)	$24,195	$38,536

Valuation Allowance

The Company came to the conclusion that it is more likely than not that the deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining deferred tax assets. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

During 2020, the Company reduced its valuation allowance from $12.8 million as of December 31, 2019 to zero as of December 31, 2020 due to the expiration of the foreign tax credit from previous acquisitions. There were no changes in the valuation allowance during 2021 and 2019.

Provision for Income Taxes

    The effective tax rates reflect the proportion of income recognized by AGC and each of its subsidiaries, with AGC taxed at the U.S. marginal corporate income tax rate of 21%.

    A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Expected tax provision (benefit)	$29,712	$25,458	$32,399
Tax-exempt interest	(6,787)	(5,782)	(6,733)
Change in liability for uncertain tax positions	—	(2,239)	(2,481)
Taxes on reinsurance	(723)	839	(2,441)
Other	(606)	(3,204)	(1,540)
Total provision (benefit) for income taxes	$21,596	$15,072	$19,204
Effective tax rate	15.3%	12.4%	12.4%

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
The expected tax provision (benefit) is calculated as the sum of pre-tax income multiplied by the statutory tax rate of the jurisdiction by which it will be taxed.

Audits

As of December 31, 2021, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2018 to present. AGUS is not currently under audit with the IRS.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax positions, excluding accrued interest.

	2021	2020	2019
	(in thousands)
Beginning of year	$—	$1,929	$4,186
Decrease in unrecognized tax positions as a result of settlement of positions taken during the prior period	—	(1,929)	—
Reductions to unrecognized tax benefits as a result of the applicable statute of limitations	—	—	(2,257)
Balance as of December 31,	$—	$—	$1,929

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued zero, $21 thousand and $0.2 million for full years 2021, 2020 and 2019, respectively. As of both December 31, 2021 and December 31, 2020, the Company has accrued no interest.

The total amount of reserves for unrecognized tax positions, including accrued interest, that would affect the effective tax rate, if recognized, was zero as of both December 31, 2021 and 2020, and $2.2 million as of December 31, 2019.

12.    Insurance Company Regulatory Requirements

    The following table summarizes the policyholder’s surplus and net income amounts reported to the MIA for AGC. The discussion that follows describes the basis of accounting and differences to GAAP.
Insurance Regulatory Amounts Reported

	Policyholders’ Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2021	2020	2021	2020	2019
	(in thousands)
AGC (1)	$2,069,827	$1,716,777	$281,955	$73,075	$225,868
____________________
(1)     Policyholders' surplus is net of contingency reserves of $348.1 million and $545.5 million as of December 31, 2021 and December 31, 2020, respectively.

Basis of Regulatory Financial Reporting

    The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGC is a Maryland domiciled insurance company. AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the MIA. Prescribed statutory accounting practices are set forth in the National Association of Insurance Commissioners Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
GAAP differs in certain significant respects from the U.S. insurance companies’ statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the statutory accounting practices listed below.

•Upfront premiums are earned upon expiration of risk and installment premiums are earned on a pro-rata basis over the installment period, rather than in proportion to the amount of insurance protection provided under GAAP. The timing of premium accelerations may also differ between statutory and GAAP. Under GAAP, premiums are accelerated only upon the legal defeasance of an insured obligation, whereas statutory premiums may be accelerated earlier if an insured obligation is economically defeased prior to legal defeasance.

•Acquisition costs are charged to expense as incurred rather than expensed over the period that the related premiums are earned under GAAP. Ceding commission income is earned immediately except for amounts in excess of acquisition costs, which are deferred, rather than fully deferred under GAAP.

•A contingency reserve is established according to applicable insurance laws, whereas no such reserve is required under GAAP.

•Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP.

•Investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent under GAAP.

•The amount of admitted deferred tax assets are subject to an adjusted surplus threshold and subject to a limitation calculated in accordance with statutory accounting principles (SAP). Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

•Insured credit derivatives are accounted for as insurance contracts rather than accounted for as derivative contracts that are measured at fair value under GAAP.

•Bonds are reported at either amortized cost or the lower of amortized cost or fair value, rather than classified as available-for-sale securities and carried at fair value under GAAP.

•The impairment model for fixed-maturity debt securities classified as available-for-sale under GAAP differs from the statutory impairment model. Under SAP, for debt securities that have been determined to be other-than-temporarily impaired, they are written down to fair value with a realized loss recognized through income. Under GAAP, consideration of the length of time during which fair value has been less than its amortized cost basis when determining whether a credit loss exists is not allowed and only the portion of impairment related to credit losses is recorded in an allowance for credit losses account with an offsetting entry to realized loss and any portion not related to credit losses is recorded through AOCI. GAAP also differs from SAP as the GAAP allowance for credit losses can be reversed for subsequent increases in expected cash flows.

•Insured obligations of VIEs, where the Company is deemed the primary beneficiary, are accounted for as insurance contracts. Under GAAP, such VIEs are consolidated and any transactions with the Company are eliminated.

•Surplus notes are recognized as surplus and each payment of principal and interest is recorded only upon approval of the insurance regulator rather than as liabilities with periodic accrual of interest under GAAP.

•Acquisitions are accounted for as either statutory purchases or statutory mergers, rather than under the purchase method under GAAP.

•Losses are discounted at tax equivalent yields, and recorded when there is a significant credit deterioration on specific insured obligations and the obligations are in default or default is probable not necessarily upon non-payment of principal or interest by an insured. Under GAAP, expected losses are discounted at the risk free rate at the end of each reporting period and are recorded only to the extent they exceed deferred premium revenue.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
•The present value of contractual or expected installment premiums and commissions are not recorded on the balance sheet as they are under GAAP.

•The put options in CCS are not accounted for as derivatives as they are under GAAP.

•Foreign denominated unearned premiums reserve is remeasured at current exchange rates. rather than carried at historical rates under GAAP.

Dividend Restrictions and Capital Requirements

    Under Maryland’s insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend in an amount that, together with all dividends paid in the prior 12 months, does not exceed the lesser of 10% of its policyholders’ surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2022 for AGC to distribute as ordinary dividends is approximately $207.0 million. Of such $207.0 million, approximately $125.9 million is available for distribution in the first quarter of 2022.

Dividends and Return of Capital

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Dividends paid by AGC to AGUS	$94,100	$166,000	$122,700
Repurchase of common stock by AGC from AGUS (1)	—	—	99,982
____________________
(1)    Represents repurchase of 2,220 of AGC’s shares in 2019. Pursuant to an amendment to AGC’s Charter, the par value of AGC’s remaining shares of common stock issued and outstanding was increased in order to maintain AGC’s total common stock at or above $15 million as is required under the laws of the various jurisdictions for the Company to be licensed as a financial guaranty insurer. See Note 15, Shareholder’s Equity, for the accounting policy for share repurchases.

13.    Related Party Transactions

Guaranties or Contingencies for Related Parties

AGC had issued financial guaranty policies guaranteeing the obligations of its affiliate, AG Financial Products Inc. (AGFP), to various third‑party beneficiaries under credit default swap agreements. Pursuant to its financial guaranty policy, AGC is obligated to pay the beneficiary named in the policy, upon receipt of a claim as contemplated thereby, amounts that become due for payment by AGFP in the event of a payment default by AGFP under the applicable credit default swap agreement. AGC may have a payment obligation to the beneficiary so long as there are outstanding transactions between AGFP and the beneficiary under the International Swaps and Derivative Association, Inc. master agreement entered into by the parties. Pursuant to its financial guaranty policy, AGC is fully subrogated to the rights of the beneficiary to the extent of payment by AGC under such policy. The financial guaranty policies are non-cancelable for any reason, including by reason of non-payment of premium.

In consideration of the issuance of the financial guaranty policy, AGFP agrees to pay AGC premium pursuant to a premium agreement. Pursuant to the premium agreement, AGFP also agrees to pay the fees and expenses of AGC in connection with the issuance of the financial guaranty insurance policy and the performance of its obligations under such policy. Under such premium agreement, AGC is fully subrogated to AGFP's rights (including its right to receive payments) under the underlying agreement to the extent that AGC makes payments pursuant to the financial guaranty policy.

Reinsurance and Support Agreements

AGC’s Support Agreements in Respect of Assured Guaranty (UK) plc

    AGC and AGUK implemented in 2021 a co-guarantee structure pursuant to which (i) AGUK directly guarantees a specified portion of the obligations issued in a particular non-public finance transaction rather than guaranteeing 100% of the issued obligations; (ii) AGC directly guarantees the balance of the guaranteed obligations; and (iii) AGC also provides a second-to-pay guarantee for AGUK’s portion of the guaranteed obligations (Non-Public Finance Co-Guarantee Structure). The current co-guarantee split for non-public finance business, is 15% AGUK and 85% AGC.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Separate and apart from the Non-Public Finance Co-Guarantee Structure, AGC provides support to AGUK through a quota share reinsurance agreement (the AGC Reinsurance Agreement) pursuant to which AGC generally reinsures 90% - 100% of certain policies that are currently part of AGUK’s insured portfolio but were originally written by either Assured Guaranty (UK) plc or CIFG (Europe) S.A. (CIFGE), both former wholly owned subsidiaries of AGC prior to their merger with and into AGUK in 2018. The AGC Reinsurance Agreement has no application to new business written by AGUK. The AGC Reinsurance Agreement imposes a collateral requirement on AGC pursuant to which AGC’s required collateral is 102% of the sum of AGC’s assumed share of the following for the legacy Assured Guaranty (UK) plc and CIFGE policies described above: (a) AGUK’s unearned premium reserve (net of AGUK’s reinsurance premium payable to AGM); (b) AGUK’s provisions for unpaid losses and allocated loss adjustment expenses (net of any salvage recoverable), and (c) any unexpired risk provisions of AGUK, in each case (a) - (c) as calculated by AGUK in accordance with U.K. GAAP. AGC also posts as collateral its share of AGUK-guaranteed (originally Assured Guaranty (UK) plc-guaranteed) triple-X insurance bonds that have been purchased by AGC for loss mitigation.

AGC’s Support Agreements in Respect of AGE

Effective July 1, 2021, AGC and AGE entered into a Non-Public Finance Business Reinsurance Agreement pursuant to which AGC provides AGE with 90% proportional reinsurance for any non-public finance business written by AGE.

Also, as part of a contingency plan implemented by the Assured Guaranty group in relation to the U.K.’s departure from the Europe Union, policies written by AGUK that partially or exclusively cover risks in the European Economic Area (EEA) (the EEA Policies) were transferred effective October 1, 2020 to AGE, pursuant to an insurance business transfer scheme in accordance with Part VII of the Financial Services and Markets Act 2000 (the Brexit Part VII Transfer). AGC is party to a quota share reinsurance agreement with AGE (Transferred Business Reinsurance Agreement) pursuant to which AGC provides AGE with the same reinsurance on the transferred EEA Policies as AGC previously provided to Assured Guaranty (UK) plc prior to the Brexit Part VII Transfer.

AGC secures its quota share reinsurance obligations to AGE under the agreements described above by depositing collateral in accounts maintained by an EEA financial institution and pledging such accounts to AGE under French law. The measure of AGC’s required collateral for AGE is generally the same as the measure of its collateral for AGUK, except that AGE’s is determined in accordance with French (versus U.K.) GAAP.

Management, Service Contracts or Cost Sharing Arrangements

    The Company and various of its affiliates are parties to the Third Amended and Restated Service Agreement, effective as of January 1, 2020 (as amended, the Group Service Agreement).  The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group. Under the Group Service Agreement, AG Services' employees make available to its Bermuda, U.S., U.K. and French affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  In addition, under the Group Service Agreement the Company makes available to its affiliates the use of certain equipment and office space leased by its New York affiliate, AGM. Expenses under the Group Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provides for pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses. The agreement also provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

AGC and Assured Guaranty Finance Overseas Ltd. (AGFOL) are parties to an arranging agreement pursuant to which AGFOL introduces non-public finance transactions to AGC so that AGC may consider whether it would provide a financial guarantee for a proposed transaction together with AGUK under their co-insurance structure.  The arranging agreement provides for the payment of fees by AGC to AGFOL on a cost basis, except with respect to U.K. office rent and overhead, which is on a cost plus basis.

The Company and various of its affiliates entered into a Service Agreement with AssuredIM, effective as of June 1, 2020 (the Service Agreement). Pursuant to such Service Agreement, AssuredIM provides services including, but not limited to, general corporate strategy, risk management, systems, information technology, human resources, finance, legal, marketing, and administration services. In exchange for the services provided by AssuredIM under the Service Agreement, the Company will pay a fee equal to its allocation of AssuredIM employee time and corresponding costs and expenses.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Affiliated companies:
AG Services	$47,373	$46,030	$46,874
AGL	—	1,466	1,421
AssuredIM	1,707	1,728	—
Total	$49,080	$49,224	$48,295

The following table summarizes the amounts due (to) from affiliated companies under the expense sharing agreements.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2021	2020
	(in thousands)
Affiliated companies:
AG Services	$19,145	$18,055
AGM	2,727	3,046
AssuredIM	437	(439)
AGL	—	233
Other	(334)	(12)
Total	$21,975	$20,883

Note Payable to Affiliate

See Note 10, Note Payable to Affiliate and Credit Facilities.

Reinsurance Agreements

    The Company cedes business to and assumes from affiliated entities under certain reinsurance agreements. Certain of those assumptions are described above under the header “Reinsurance and Support Agreements”. In addition, effective July 1, 2021, AGC and AGM entered into a reinsurance treaty pursuant to which AGM will cede to AGC a minimum 10% quota share of each policy written or assumed by AGM insuring public finance business. The Company also routinely cedes a proportionate share of new business to Assured Guaranty Re. Ltd (AG Re) under a whole account quota share reinsurance agreement effective January 1, 2007, amended as of October 1, 2010. The proportionate share cessions to AG Re range from 15% to 40%. See below for material related party reinsurance balances.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2021		2020
	AGM, AGUK and AGE	AG Re	AGM, AGUK and AGE	AG Re	MAC
	(in thousands)
Assets:
Premiums receivable, net of commissions payable	$26,069	$—	$19,539	$—	$—
Ceded unearned premium reserve	—	191,336	—	173,062	25,252
Reinsurance recoverable on unpaid losses	—	150,239	—	165,105	27
Salvage and subrogation recoverable	94,967	—	74,849	—	—
Net credit derivative assets (liabilities) (1)	(1,447)	28,298	(40)	17,599	—
Other assets
Assumed funds held	1,299	—	7,004	—	—
Reinsurance recoverable on paid losses	—	926	—	114	—
Liabilities:
Unearned premium reserve	91,283	—	77,728	—	—
Loss and loss adjustment expense reserve	40,067	—	40,346	—	—
Reinsurance balances payable, net
Ceded premium payable, net of ceding commission	—	107,185	—	89,864	12
Ceded salvage and subrogation recoverable	—	25,793	—	49,266	—
Reinsurance loss payable	17	—	92	—	—
Other liabilities
Ceded funds held	—	45,202	—	13,924	—
Deferred ceding commissions	(13,185)	55,087	(9,620)	50,089	—
Other information:
Assumed par outstanding	4,369,866	—	3,055,973	—	—
Ceded par outstanding	—	8,494,508	—	8,628,823	2,213,838
____________________
(1)    Represents a net asset or liability position based on counterparty exposure.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the affiliated components of each statement of operations line item, where applicable.

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Revenues:
Net earned premiums
AG Re	$(19,501)	$(30,829)	$(30,878)
AGM, AGUK and AGE	14,845	15,832	15,865
MAC	(830)	(6,554)	(21,216)
Net change in fair value of credit derivatives
AG Re	9,049	(5,868)	2,346
AGM, AGUK and AGE	(1,354)	133	57
AGFP	2,003	1,579	1,731
Commutation gains (losses)
AGM, AGUK and AGE	(73)	—	—
MAC	7,260	—	—
Other income (loss) (1)
AG Re	(1,503)	(1,011)	83
AGM, AGUK and AGE	503	1,000	1,278
Expenses:
Loss and LAE (recoveries)
AG Re	16,132	(61,377)	(23,031)
AGM and AGUK	10,553	(3,285)	12,747
MAC	4	(7)	(18)
Other expenses
Commissions incurred (earned)
AG Re	(5,670)	(9,015)	(8,875)
AGM, AGUK and AGE	1,616	656	311
____________________
(1)    Consists of income on funds held, certain loss mitigation recoveries and foreign exchange gain (loss) on premiums receivables, net of reinsurance.

Loan Receivable from Parent

Accounting Policy

The loan receivable from parent was recorded at its principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

    On October 1, 2019 AGC made a 10 year, 3.5% interest rate inter-company loan to AGUS totaling $87.5 million to fund the acquisition of BlueMountain Capital Management, LLC and the related capital contributions. The Company recognized $3.1 million, $3.1 million and $0.8 million of interest income in the years ended December 31, 2021, 2020 and 2019, respectively. Interest is payable by AGUS annually in arrears on each anniversary of the note, commencing on October 1, 2020. Interest accrues daily and is computed on a basis of a 360 day year from October 1, 2019 until the date on which the principal amount is paid in full. AGUS will pay 20% of the original principal amount of each note on the sixth, seventh, eighth, and ninth anniversaries. The remaining 20% of the original principal amount and all accrued and unpaid interest will be paid on the maturity date. AGUS has the right to prepay the principal amount of the notes in whole or in part at any time, or from time to time, without payment of any premium or penalty.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, some of which are related parties to AGL, and AssuredIM. See Note 7, Investments and Cash, for additional information. The investment management expenses from transactions with these related parties for the years ended December 31, 2021, 2020 and 2019 were $0.8 million, $0.8 million and $0.8 million, respectively.

AGAS Ownership and MAC Transaction

On October 18, 2019, AGM, AGC and MAC (the U.S. Insurers) initially capitalized AGAS with $500 million of cash ($275 million from AGM, $175 million from AGC and $50 million from MAC). On March 11, 2021, the U.S. Insurers entered into a subscription agreement with AGAS, pursuant to which the U.S. Insurers will contribute to AGAS, in proportion to their existing ownership interests in AGAS, up to an additional $250 million in the aggregate (i.e., $87.5 million (35%) by AGC, $137.5 million (55%) by AGM and $25 million (10%) by MAC), over a nearly two-year period (through December 31, 2022). Subsequently, on April 1, 2021, MAC merged with and into AGM, with AGM as the surviving company, as described in Note 1, Business and Basis of Presentation. Accordingly, AGM, as MAC’s legal successor, acquired MAC’s ownership interests in AGAS, such that on and after the effective date of the merger, the members and owners of AGAS are AGM (65%) and AGC (35%). Additionally, AGM, as MAC’s legal successor, succeeded to MAC’s obligations under the subscription agreement.

14.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See “Exposure to Puerto Rico” section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

    The Company also receives subpoenas and interrogatories from regulators from time to time.

Accounting Policy

    The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York (the Supreme Court), asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP’s termination in December 2008 of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP’s termination in July 2008 of 28 other credit derivative transactions between LBIE and AGFP and AGFP’s calculation of the termination payment in connection with those

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP has calculated that LBIE owes AGFP approximately $4 million for the claims which were dismissed and approximately $21 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE's complaint, and on March 15, 2013, the court granted AGFP’s motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE's claim with respect to the 28 other credit derivative transactions. LBIE’s administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE’s valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP’s credit risk. In addition, LBIE seeks prejudgment interest from the time of termination onwards. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP’s counterclaims, and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court's ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court's decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. The trial was originally scheduled for March 9, 2020, but was postponed due to COVID-19. On November 3, 2020, LBIE moved to reopen its Chapter 15 case in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court) and remove this action to the United States District Court for the Southern District of New York for assignment to the Bankruptcy Court. On March 22, 2021, the Bankruptcy Court denied the motion and remanded the action to the Supreme Court. On March 29, 2021, the action was reassigned to Justice Melissa A. Crane. A bench trial was held from October 18, 2021 through November 19, 2021; a decision is pending subject to post-trial briefing and argument.

15.    Shareholder’s Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI into the respective lines in the consolidated statements of operations.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2021

	Net Unrealized Gains (Losses) on Investments with:		ISCR on FG VIEs’ Liabilities with Recourse
	No Credit Impairment	Credit Impairment		Total AOCI
	(in thousands)
Balance, December 31, 2020	$193,124	$(2,392)	$(1,728)	$189,004
Other comprehensive income (loss) before reclassifications	(48,194)	(5,885)	(422)	(54,501)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	1,320	(6,691)	—	(5,371)
Fair value gains (losses) on FG VIEs	—	—	(656)	(656)
Total before tax	1,320	(6,691)	(656)	(6,027)
Tax (provision) benefit	(277)	1,405	138	1,266
Total amount reclassified from AOCI, net of tax	1,043	(5,286)	(518)	(4,761)
Other comprehensive income (loss)	(49,237)	(599)	96	(49,740)
Balance, December 31, 2021	$143,887	$(2,991)	$(1,632)	$139,264

Assured Guaranty Corp.
Notes to Consolidated Financial Statements, Continued
Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2020

	Net Unrealized Gains (Losses) on Investments with:		ISCR on FG VIEs’ Liabilities with Recourse
	No Credit Impairment	Credit Impairment		Total AOCI
	(in thousands)
Balance, December 31, 2019	$135,096	$23,131	$(2,581)	$155,646
Effect of adoption of accounting guidance on credit losses	24,586	(24,586)	—	—
Other comprehensive income (loss) before reclassifications	37,972	(1,203)	374	37,143
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	5,735	(337)	—	5,398
Fair value gains (losses) on FG VIEs	—	—	(606)	(606)
Total before tax	5,735	(337)	(606)	4,792
Tax (provision) benefit	(1,205)	71	127	(1,007)
Total amount reclassified from AOCI, net of tax	4,530	(266)	(479)	3,785
Net current period other comprehensive income (loss)	33,442	(937)	853	33,358
Balance, December 31, 2020	$193,124	$(2,392)	$(1,728)	$189,004

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2019

	Net Unrealized Gains (Losses) on Investments with:		ISCR on FG VIEs’ Liabilities with Recourse
	No Credit Impairment	Credit Impairment		Total
	(in thousands)
Balance, December 31, 2018	$63,175	$79,041	$(3,974)	$138,242
Other comprehensive income (loss) before reclassifications	80,697	(46,300)	(735)	33,662
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	9,488	(960)	—	8,528
Net investment income	1,621	13,124	—	14,745
Fair value gains (losses) on FG VIEs	—	—	(2,694)	(2,694)
Total before tax	11,109	12,164	(2,694)	20,579
Tax (provision) benefit	(2,333)	(2,554)	566	(4,321)
Total amount reclassified from AOCI, net of tax	8,776	9,610	(2,128)	16,258
Net current period other comprehensive income (loss)	71,921	(55,910)	1,393	17,404
Balance, December 31, 2019	$135,096	$23,131	$(2,581)	$155,646

Share Repurchases

Accounting Policy

The Company records share repurchases as a reduction to “common stock” and “additional paid-in capital”. Once additional paid-in capital has been exhausted, share repurchases are recorded as a reduction to common stock and retained earnings.

16.    Subsequent Events

    Subsequent events have been considered and disclosed if material through April 8, 2022, the date on which these financial statements were issued.